EXHIBIT 10.13

CRESTPOINTE CORPORATE CENTER
STANDARD OFFICE LEASE AGREEMENT

     THIS LEASE is made and entered into this 23rd day of February, 2005, by and between CRESTPOINTE III, LLC, a Maryland limited liability company (“Landlord”) and COSTAR REALTY INFORMATION, INC., a Delaware corporation (“Tenant”).

     In consideration of the rents hereinafter reserved and the agreements hereinafter set forth, Landlord and Tenant mutually agree as follows:

     1. SUMMARY OF TERMS. The following is a summary of the terms of this Lease. The terms used herein shall have the meanings as set forth in greater detail in the Sections, subsections, paragraphs and Schedules of this Lease that follow, and shall be governed by, and subject to, such provisions.

1.1.	Advance Rent: One month’s Basic Rent.

1.2.	Basic Rent:

Rental Year 1 — $22.75 per square foot of Rental Area.

Rental Year 2 — $23.43 per square foot of Rental Area

Rental Year 3 — $24.14 per square foot of Rental Area

Rental Year 4 — $24.86 per square foot of Rental Area

Rental Year 5 — $25.61 per square foot of Rental Area

Rental Year 6 — $26.37 per square foot of Rental Area

Rental Year 7 — $27.16 per square foot of Rental Area

Rental Year 8 — $27.98 per square foot of Rental Area

1.3.	Basic Rent Adjustment: N/A.

1.4.	Brokers: Colliers Pinkard and Lincoln Property Company

1.5.	Building: The building known and designated as Crestpointe Corporate Center, 7120 Samuel Morse Drive, Columbia Gateway, Columbia, Maryland 21046, a three story building having approximately 100,113 square feet of Class A office space, of which the Premises form a part.

1.6.	Commencement Date: The date established pursuant to Section 4.

1.7.	Land: The parcel of land containing 19.6 acres, more or less, and being particularly shown and designated as Parcel Q-4 on a Plat entitled “COLUMBIA GATEWAY PARCELS Q-3 & Q-4 , A RESUBDIVISION OF COLUMBIA GATEWAY, PARCEL Q-1, AS SHOWN ON PLAT NO. 13667”, which plat is recorded among the Land Records of Howard County in Plat No. 14343, containing the Building and all other buildings or other improvements thereon.

1.8.	Notice Addresses:

Landlord/
Rent Payment:	c/o Abrams Development Group, Inc., Suite 230, 5850 Waterloo Road, Columbia, Maryland 21045, Telecopier no.: (410) 461-5709

Tenant:	care of the Premises,

with copies to:

Costar Realty Information, Inc.
2 Bethesda Metro Center
10th Floor
Bethesda, Maryland 20814-5388
Attention: Director of Facilities and Administration
Attention: General Counsel

1.9.	Operating Hours: 8:00 a.m. to 6:00 p.m. Monday through Friday and 8:00 a.m. to 1:00 p.m. on Saturday.

1.10.	Premises: An agreed upon 33,371 rentable square feet of Rental Area located on the third floor of the Building as shown outlined on SCHEDULE A.

1.11.	Proportionate Share: The Rental Area of the Premises expressed as a fraction of all the Rentable Area within the Land, the term “Rentable Area” being defined to mean the aggregate rentable area of the Building and all other buildings located from time to time on the Land.

1.12.	Rental Year: Generally, a period of twelve (12) consecutive full calendar months except that (i) the first Rental Year shall begin on the Commencement Date and it shall end on the last day of the twelfth full calendar month thereafter; (ii) each succeeding Rental Year shall commence upon the anniversary date of the first Rental Year and shall consist of twelve (12) consecutive full calendar months and (iii) if the Term is not equally divisible into twelve-month segments, then the last Rental Year shall consist of the number of full calendar months, less than twelve, remaining in the Term after accounting for the first Rental Year and all previous twelve-month Rental Years.

1.13.	Security Deposit: One month’s Basic Rent.

1.14.	Term: Ninety-nine (99) month(s), plus the part of a month mentioned in Subsection 4.1, commencing and ending as provided in Subsection 4.1. of this Lease.

1.15.	Base Operating Costs: Operating Costs for the Operating Year which commenced or which commences January 1, 2005 “grossed up” to reflect 95% of occupancy of the Building.

1.16.	Base Taxes: The Taxes assessed in the Tax Year which is the later of (a) the Tax Year which commences July 1, 2005, or (b) the first Tax Year in which the Building is fully assessed. Base Taxes shall not be reduced by the amount of a tax credit or tax abatement received by Landlord from Howard County, Maryland, and or the State of Maryland as a result of the execution of this Lease.

1.17.	Center: That certain office development which is owned and held for development by Landlord known as the Crestpointe Corporate Center, Phase III and which is located on the Land.

1.18.	Rent Commencement Date: That date which is ninety (90) days after the Commencement Date. Tenant shall receive a credit against its Rent obligation for such ninety (90) day period.

     2. SCHEDULES AND DEFINITIONS.

          2.1. Schedules. The following schedules and exhibits are attached to this Lease; such schedules and exhibits, as well as all drawings and documents referenced thereon, shall be deemed to be a part of this Lease.

SCHEDULE A	-	Floor Plan(s) of Premises
SCHEDULE B	-	Plans and Specifications
SCHEDULE C	-	Rules and Regulations

SCHEDULE D	-	Estoppel Certificate
SCHEDULE E	-	Tenant Upgrades
SCHEDULE F	-	Termination Payment
SCHEDULE G	-	Cleaning Specifications
SCHEDULE H	-	Overflow Parking
SCHEDULE I	-	Signage Specifications

          2.2. Definitions. For purposes of this Lease, the following terms shall have the respective meanings as set forth in the following Section, subsection and Schedule references:

Term	Section
Additional Rent	6.3
Alterations	12.1
Base Current	9.8
Base Operating Cost	1.15
Casualty	16.1
Commencement Date	4.1
Common Facilities	8.1
Estimated Operating Cost Statement	7.2
Estimated Tax Statement	7.3
Event of Default	18.1
Final Plans and Specifications	5.1
Increased Operating Costs	7.2
Increased Taxes	7.3
Mortgagees	26
Mortgages	26
Operating Costs	7.1
Operating Cost Adjustment Statement	7.2
Operating Year	7.1
Property	7.1
Rent	6.6
Rentable Area	1.11
Rental Area	3
Rental Year	1.12
Taxes	7.1
Tax Year	7.1
Tax Adjustment Statement	7.3
Tenant Improvements	5.1
Tenant’s Personal Property	12.3
Termination Date	4.1
Transfer	13.1
Unavoidable Delays	4.1

     3. LEASE OF PREMISES. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises, together with the right to use, in common with others, the “Common Facilities,” as defined in Section 8.1 of this Lease, all for the Term as set forth in Section 4. The Premises has the agreed Rental Area as set forth in Section 1.10 and shall not be subject to measurement hereunder. The Premises are shown on the Plan attached hereto as SCHEDULE A.

     4. TERM AND COMMENCEMENT OF TERM.

          4.1. Term. The Term of this Lease shall commence upon the date specified in Section 1.6, but if no date is specified, then upon the date (the “Commencement Date”) which is the earlier to occur of (i) the date on which Tenant occupies or uses the Premises to conduct business, or (ii) that date which is four (4) weeks after Landlord gives written notice to Tenant certifying that the Premises are Ready for Occupancy. Landlord anticipates that the Premises will be Ready for Occupancy on or before May 1, 2005. The four (4) weeks’ notice pursuant to subsection (ii) above, shall allow Tenant to utilize such four (4) weeks to install its furniture, data and telecommunications on a Rent-free basis, but subject to all other terms and conditions of this Lease respecting Tenant’s use and occupancy of the Premises. The Term shall be for the number of months set forth in Section 1.14, plus the fractional part of the month, if any, from the Commencement Date through the last day of the calendar month immediately prior to the first full calendar month of the Term. The Term shall end at midnight on the last day of the Term (the “Termination Date”), unless earlier terminated pursuant to any other provision of this Lease or pursuant to law. At Landlord’s request, Tenant shall promptly enter into one or more supplementary written agreements, in such form as Landlord shall reasonably prescribe, specifying the Commencement Date and the Termination Date. Notwithstanding the foregoing, if for any reason the Commencement Date of the Term of this Lease shall not have occurred by that date which is six (6) months after the date that Landlord has obtained the building permit for the installation of the Tenant Improvements (as hereinafter defined) (subject to extension for delays caused by Tenant) then, Tenant shall have the right for a period of thirty (30) days (but in no event after the Premises are Ready for Occupancy) after the end of the foregoing six (6) month period, to terminate this Lease upon written notice to Landlord, in which event this Lease shall be canceled, and neither party shall have any further liability arising hereunder, except that Landlord shall return any Advance Rent or Security Deposit paid by Tenant. Landlord shall use its best efforts (exclusive of the payment of monetary consideration) to obtain the building permit after the Final Plans and Specifications (as hereinafter defined) have been approved. Notwithstanding the foregoing, if for any reason the Commencement Date of the Term of this Lease shall not have occurred within eighteen (18) months from the date of this Lease for any reason, then, unless the parties shall otherwise agree, this Lease shall be canceled, and neither party shall have any further liability arising hereunder, except that Landlord shall return any Advance Rent or Security Deposit paid by Tenant. “Unavoidable Delays” shall mean delays caused by acts of God, strikes, civil commotion, riot, war, governmental regulations, adverse weather conditions or any other circumstances beyond the reasonable control of Landlord. The Commencement Date may be extended, at Landlord’s election, for the period of any delay attributable to Unavoidable Delays.

          4.2. Ready for Occupancy. For purposes of this Lease, the Premises shall be deemed conclusively to be ready for occupancy (“Ready for Occupancy”) upon the completion of the following conditions: (i) Landlord has substantially completed its work on the Tenant Improvements (subject to the completion of so-called “punch-list items”), so that they are ready for Tenant to occupy the same, or to commence the installation of Tenant’s Personal Property therein, and (ii) Landlord shall have received any governmental approvals which are necessary in order for Tenant to occupy the Premises, unless Tenant’s acts or omissions have caused such approvals to be denied, in which case Tenant shall be deemed to have waived this condition (ii).

     5. CONSTRUCTION AND COMPLETION OF PREMISES.

          5.1. Landlord’s Obligations. Landlord shall, at its cost and expense (subject to the terms of the immediately succeeding sentence), construct Tenant’s leasehold improvements within the Premises for Tenant’s use and occupancy in accordance with plans and specifications mutually approved by Landlord and Tenant (the “Final Plans and Specifications”) attached as SCHEDULE B to this Lease (the “Tenant Improvements”). Notwithstanding the foregoing, those improvements itemized on SCHEDULE E to this Lease shall be completed by Landlord as part of the Tenant Improvements, but shall be at the sole cost and expense of Tenant (the “Tenant Upgrades”). Any improvements to the Premises in excess of the Tenant Improvements shall be at the sole cost and expense of Tenant. Landlord shall provide Tenant with a test-fit allowance in an amount equal to ten cents ($0.10) per square foot of Rental Area. The cost of the Tenant Upgrades and any improvements to the Premises in excess of the Tenant Improvements shall be payable by Tenant as follows: (i) 50% of the cost thereof upon execution of this Lease, and (ii) the balance on or before the Commencement Date.

          5.2. Intentionally Omitted.

          5.3. Acceptance of Premises. Under no circumstances shall Landlord be liable to Tenant for damages for any delay in commencing or completing construction of the Premises or for a total failure to complete or deliver the same. Except for those punch-list items scheduled by Landlord and Tenant prior to the Commencement Date of this Lease, Tenant’s occupancy of the Premises shall be deemed to constitute acceptance of same and acknowledgment by Tenant that Landlord has fully complied with its obligations hereunder to construct and deliver to Tenant the Premises in accordance with the Final Plans and Specifications. Landlord shall have thirty (30) days to correct all punchlist items and shall have the right to enter the Premises to complete or repair any such unfinished items. Such entry by Landlord, its agents, servants, employees or contractors for such purpose shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent or relieve Tenant of any of its obligations under this Lease, or impose any liability upon Landlord or its agents, servants, employees or contractors.

     6. RENT.

          6.1. Basic Rent. Tenant shall pay to Landlord during the Term of this Lease the Basic Rent, payable in advance in equal Monthly Installments of Basic Rent, without notice, demand, abatement, deduction or set-off, except as may be otherwise be expressly set forth in this Lease, on the first day of each and every calendar month from and after the Rent Commencement Date during the Term of this Lease; provided, however, that if the Term of this Lease shall commence on a day other than the first day of a month, the first payment shall include any prorated Basic Rent for the period from the Rent Commencement Date to the first day of the first full calendar month thereafter. Tenant shall pay to Landlord concurrently with the signing of this Lease the Advance Rent. Rent (as defined in Section 6.6) shall be paid to the Landlord or to the duly authorized agent of Landlord, at its principal offices during business hours.

          6.2. Basic Rent Adjustment. Intentionally omitted.

          6.3. Additional Rent. Tenant shall pay to Landlord all other sums of money as shall become due from and payable by Tenant hereunder as additional rent (“Additional Rent”), including, but not limited to, the payment of “Tenant’s Proportionate Share of Increased Operating Costs” as defined in Section 7.2 hereof, and “Tenant’s Proportionate Share of Increased Taxes” as defined in Section 7.3 hereof, such Additional Rent to be paid in the manner set forth herein.

          6.4. Security Deposit. Tenant, contemporaneously with the execution of this Lease, has deposited with Landlord the Security Deposit, the receipt of which is hereby acknowledged by Landlord. Landlord shall have the right, but not the obligation, at any time to apply the Security Deposit to cure any breach by Tenant under this Lease after notice to Tenant, and in that event, Tenant shall pay Landlord any amount necessary to restore the Security Deposit to its original level within ten (10) days of any such application. To the extent permitted by law, Landlord shall be entitled to the full use of the Security Deposit and shall not be required either to keep the Security Deposit in a separate account or to pay interest on account thereof. The Security Deposit, or so much thereof as remains after application by Landlord as permitted by this Lease, shall be returned to Tenant within thirty (30) days following the later to occur of (a) the date of the expiration or earlier termination of this Lease, and (b) the date upon which Tenant has performed all of the obligations imposed upon Tenant pursuant to this Lease.

          6.5. Late Charge. All sums payable as Basic Rent or Additional Rent shall be paid by Tenant to Landlord’s Rental Payment Address, or at such other address as Landlord may from time to time designate by Notice given to Tenant care of Tenant’s Notice Address. If any check tendered by Tenant in payment of Rent is dishonored upon presentment for payment, then Landlord, in addition to all other rights and remedies contained in this Lease, may assess a dishonor charge of Fifty Dollars ($50.00); and Landlord shall thereafter have the right to insist that all of Tenant’s further payments be made by certified check. If Tenant fails to pay any Basic Rent or any Additional Rent within ten (10) days of the time it is due and payable (including deemed failure to pay due to dishonor of Tenant’s check upon presentation for payment), then Landlord, in addition to all other rights and remedies contained in this Lease, may assess a one-time per late payment late charge against Tenant in the amount of Five Hundred Dollars ($500.00). Additionally, if Tenant fails to pay any Basic Rent or any Additional Rent when due and payable, then such unpaid amounts shall bear interest from the due date thereof to the date of payment at a rate of twelve percent (12%) per annum (the “Default Rate”). This late charge is not a penalty; it has been agreed to by Landlord and Tenant as necessary to compensate Landlord for the Landlord’s additional costs incurred in connection with late payment of Rent. Tenant shall further be responsible for the payment of any reasonable legal expense and management fees incurred by Landlord in collecting any delinquent Rent due hereunder.

          6.6. Rent. All amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated as Basic Rent or Additional Rent, and including any and all advances, charges, costs or fees incurred by Landlord in collecting any sums due from Tenant hereunder, or otherwise in preserving the rights of Landlord hereunder or in enforcing the rights and obligations of Landlord and Tenant hereunder, (and specifically including legal expenses and management fees incurred by Landlord hereunder) shall constitute and shall be referred to as “Rent” for the purposes of this Lease as well as Section 502(b)(6) of the Bankruptcy Code, 11 U.S.C. Sec. 502(b)(6).

     7. TAX AND OPERATING COST ESCALATION.

          7.1. Definitions. For purposes of this Lease, the following definitions shall apply:

               7.1.1. “Operating Year” shall mean each successive calendar year or part thereof during the Term of this Lease or any renewal thereof, or, at the option of Landlord, each successive fiscal year of Landlord or part thereof, during the Term of this Lease or any renewal thereof.

               7.1.2. “Property” shall mean the Building, the Land, the Common Facilities, and all fixtures and other improvements in or upon the Land, including, without limitation, the sidewalks, gardens, lawns, parking areas and loading areas, and also including such additional facilities in subsequent years as may be determined by Landlord to be reasonably necessary or desirable for the management, maintenance or operation of the Building.

               7.1.3. “Operating Costs” shall mean all expenses and costs of every kind and nature which Landlord shall pay or become obligated to pay because of or in connection with owning, operating, managing, painting, repair-

ing, insuring and cleaning the Property, “grossed up” to reflect 95% of occupancy of the Building, including, but not limited to, the following:

                    a. cost of all supplies and materials used, and labor charges incurred, in the operation, maintenance, decoration, repairing and cleaning of the Property;

                    b. cost of all equipment purchased or rented which is utilized in the performance of Landlord’s obligations hereunder, and the cost of maintenance and operation of any such equipment, including janitorial service for all floor area leased to tenants;

                    c. cost of all maintenance and service agreements for the Property and the equipment therein, including, without limitation, alarm service, security service, window cleaning and elevator maintenance;

                    d. accounting costs, including the cost of audits by certified public accountants, legal and engineering fees and expenses incurred in connection with the operation and management of the Property;

                    e. wages, salaries and related expenses of all on-site agents or employees engaged in the operation, maintenance, security and management of the Property;

                    f. cost of all insurance coverage for the Property from time to time maintained by Landlord, including, but not limited to, the costs of premiums for insurance with respect to personal injury, death, property damage, business interruption, rental income and workmen’s compensation insurance covering personnel;

                    g. cost of repairs, replacements and general maintenance to the Property, structural or non-structural, including without limitation, the mechanical, electrical and heating, ventilating and air-conditioning equipment and/or systems (excluding repairs and general maintenance paid by proceeds of insurance or by tenants or other third parties, and alterations attributable solely to tenants and costs of replacements and repairs which are capital in nature under generally accepted accounting principles, consistently applied);

                    h. any and all Common Facilities maintenance, repair or redecoration (including repainting) and exterior and interior landscaping;

                    i. cost of removal of trash, rubbish, garbage and other refuse from the Property as well as removal of ice and snow from the sidewalks on or adjacent to the Property;

                    j. all charges for electricity (except as otherwise specifically paid for by individual tenants) and gas, water, sewerage service, heating, ventilation and air-conditioning and other utilities furnished to the Property;

                    k. amortization of capital improvements made to the Building after the year in which the Building is substantially completed, which improvements were undertaken with a reasonable expectation that they would result in a more efficient operation of the Building or are made to the Building by Landlord after the Commencement Date pursuant to any governmental law, regulation or action not applicable to the Building when its construction commenced; provided that the cost of each such capital improvement, together with any financing charges incurred in connection therewith, shall be amortized over the useful life thereof and only that portion attributable to each Operating Year shall be included herein for such Operating Year;

                    l. any management fee paid in connection with the operation and management of the Property, but not in excess of the lesser of (i) 4% of gross revenues from operations of the Property in any Operating Year, or (ii) a fair market management fee, provided, however notwithstanding the foregoing, in no event shall the management fee be less than 3% of gross revenues from operations of the Property in any Operating Year in which the existing Landlord as of the date of this Lease is the owner of the Building; and

                    m. every other cost and expense which would be considered as an expense of maintaining, operating, insuring, managing and/or repairing the Property; provided, however, that the term “Operating Costs” shall not include:

                         i. Taxes;

                         ii. specific costs which are allocated or separately billed to and paid by specific tenants;

                         iii. payments of principal and interest on any Mortgages;

                         iv. leasing commissions or brokerage fees;

                         v. costs associated with preparing, improving or altering space for any leasing or re-leasing of any space within the Building;

                         vi. interest or penalties arising by reason of Landlord’s failure to timely pay any Operating Costs or Taxes;

                         vii. depreciation of the building or any equipment, machinery, fixtures or improvements therein;

                         viii. ground rents;

                         ix. capital improvements, except as otherwise provided in Section 7.1.3 above;

                         x. advertising for vacant space;

                         xi. executive salaries of Landlord;

                         xii. legal fees and expenses for leasing vacant space in the Building, enforcing Landlord’s rights under occupancy leases with tenants of the Property;

                         xiii. utilities and other similar expenses incurred directly by or on behalf of retail tenants in the Building

                         xiv. any costs, fines or penalties incurred due to the violation by Landlord of any governmental rule or authority;

                         xv. any other expense for which Landlord actually receives reimbursement from insurance, condemnation awards, other tenants or any other source;

                         xvi. costs of repairs, restoration, replacements or other work occasioned by fire, windstorm or other casualty and the amount of any non-commercially reasonable insurance deductible;

                         xvii. costs of repairs, restoration, replacements or other work occasioned by the exercise by governmental authorities of the right of eminent domain (whether such taking be total or partial);

                         xviii. costs incurred in connection with negotiations or disputes with tenants, other occupants, or prospective tenants, or costs and expenses incurred in connection with negotiations or disputes with employees, consultants, management agents, leasing agents, purchasers or mortgagees of the Building;

                         xix. allowances, concessions, permits, licenses, inspections, and other costs and expenses incurred in completing, fixturing, furnishing, renovating or otherwise improving, decorating or redecorating space for tenants (including Tenant), prospective tenants or other occupants or prospective occupants of the Building, or vacant leasable space in the Building, or constructing or finishing demising walls and public corridors with respect to any such space;

                         xx. costs incurred in connection with the original construction of the Building;

                         xxi. Hazardous Materials remediation costs for which Landlord is responsible under this Lease;

                         xxii. costs of repairing, replacing or otherwise correcting defects (including latent defects) in or inadequacies of (but not the costs of ordinary and customary repair for normal wear and tear) the initial design or construction of the Building or the costs of repairing, replacing or correcting defects in the initial design or construction of any tenant improvements;

                         xxiii. costs incurred in connection with the sale, financing, refinancing, mortgaging, selling or change of ownership of the Building;

                         xxiv. costs incurred by Landlord which are associated with the operation of the business of the legal entity which constitutes Landlord as the same is separate and apart from the cost of the operation of the Property, including legal entity formation and legal entity accounting (including the incremental accounting fees relating to the operation of the Building to the extent incurred separately in reporting operating results to the Building’s owners or lenders);

                         xxv. general overhead and general administrative expenses and accounting, record-keeping and clerical support of Landlord or the management agent;

                         xxvi. the rent or rental-related expenses (such as expense reimbursements similar to the Additional Rent Tenant pays for Operating Expenses and Real Estate Taxes) for Landlord’s on-site or off-site leasing office or other employee office space or for any space in the Building set aside for storage facilities, or other facilities provided for the benefit of tenants;

                         xxvii. costs incurred to correct violations as of Lease Commencement Date by Landlord of any law, rule, order or regulation which was then in effect;

                         xxviii. services provided and costs incurred in connection with the operation of retail or other ancillary operations owned, operated or subsidized by Landlord;

                         xxix. costs for sculpture, paintings or other objects of art;

                         xxx. costs of overtime HVAC service whether provided to the Tenant or any other tenant of the Building;

                         xxxi. contributions to political or charitable organizations; or

                         xxxii. costs attributable to any revenue generating signs.

               7.1.4. “Taxes” shall mean real estate taxes, assessments (special or otherwise), levies, ad valorem charges, benefit charges, water and sewer rents, rates and charges, privilege permits and any other governmental liens, impositions or charges of a similar or dissimilar nature, and any payments in lieu of such charges, regardless of whether any such items shall be extraordinary or ordinary, general or special, foreseen or unforeseen, levied, assessed, or imposed on or with respect to all or any part of the Property or upon the rent due and payable hereunder, by the state, county or city in which the Property is located, or any other taxing authority; provided, however, that if at any time during the Term or any extension thereof the method of taxation prevailing at the commencement of the Term shall be altered or eliminated so as to cause the whole or any part of the above items which would otherwise be included in Taxes to be replaced by a levy, assessment or imposition, which is (A) a tax assessment, levy, imposition or charge based on the rents received from the Property whether or not wholly or partially a capital levy or otherwise, or (B) a tax, assessment, levy, imposition or charge measured by or based in whole or in part upon all or any portion of the Property and imposed on Landlord, or (C) a license fee measured by the rent payable by Tenant to Landlord, or (D) any other tax, levy, imposition, charge or license fee, however described or imposed, then such levy, assessment or imposition shall be included in Taxes; provided, however, in no event shall Tenant be required to pay any inheritance, estate, succession, income, profits or franchise taxes unless they are in lieu of or in substitution for any of the above items which would otherwise be included in Taxes;

               7.1.5. “Tax Year” shall mean the twelve (12) month period commencing July 1 of each year or such other twelve (12) month period (deemed, for purposes of this Section, to have three-hundred sixty-five (365) days) establishes a real estate tax year by the taxing authorities having local jurisdiction over the Property.

          7.2. Payment of Tenant’s Proportionate Share of Increased Operating Costs. Commencing with the Operating Year beginning January 1, 2006, if Operating Costs during any whole or partial Operating Year exceed the Base Operating Costs, Tenant shall pay to Landlord as Additional Rent, Tenant’s Proportionate Share of such excess (herein referred to as “Increased Operating Costs”) as follows:

               7.2.1. Prior to the commencement of any Operating Year in which Landlord estimates that Operating Costs shall exceed the Base Operating Cost, Landlord shall furnish Tenant with a written statement showing Landlord’s estimate of Operating Costs for the coming Operating Year (the “Estimated Operating Cost Statement”);

               7.2.2. The Estimated Operating Cost Statement shall also show Tenant’s monthly installment of the additional amount of Increased Operating Costs which installment shall be equal to one-twelfth (1/12th) of Tenant’s Proportionate Share of any estimated additional amount, which shall be due and payable monthly as Additional Rent beginning on the first day of each Operating Year;

               7.2.3. Within one hundred twenty (120) days after the end of each Operating Year, Landlord shall furnish Tenant with an annual adjustment statement (the “Operating Cost Adjustment Statement”) which shall show the actual Operating Costs incurred for the Operating Year just ending, the total payments for estimated Increased Operating Costs paid by Tenant for that Operating Year, and the amount by which Tenant’s total estimated payments exceeded or fell short of Tenant’s Proportionate Share of the actual Increased Operating Costs;

               7.2.4. Tenant shall pay Landlord the amount by which its total estimated payments fell short of Tenant’s Proportionate Share of the actual Increased Operating Costs within thirty (30) days after receipt of the Operating Cost Adjustment Statement or Tenant shall receive from Landlord, within thirty (30) days, a credit for the amount that its total estimated payments exceeded its Proportionate Share of the actual Increased Operating Costs, whichever is appropriate.

               7.2.5. If the tenancy expires or terminates on a date other than the last day of any Operating Year, the account of Tenant shall be proportionately adjusted within one hundred twenty (120) days after the close of the Operating Year in the same manner as if the tenancy had not expired or terminated based on a 365 day year. If such adjustment indicates an overpayment by Tenant of its Proportionate Share of Increased Operating Costs, then Landlord shall deliver a check for such excess within thirty (30) days of the date of Landlord’s Statement hereunder.

               7.2.6. If, during the course of any Operating Year, Landlord incurs an unforeseen increase in Operating Costs, Landlord shall have the right (not more than once in any Operating Year) to increase Tenant’s monthly installment of Operating Costs to compensate for this unforeseen increase. For the purposes of this Section 7.2, an “unforeseen increase” shall mean an increase of twenty-five percent (25%) or more in any of the components of Landlord’s Operating Costs estimate.

               7.2.7. Each Operating Costs Statement provided by Landlord shall be conclusive and binding upon Tenant unless within sixty (60) days after receipt thereof, Tenant notifies Landlord, in writing, that it disputes the correctness thereof, specifying those respects in which it claims the Operating Costs Statement to be incorrect. Unless resolved by the parties, such dispute shall be determined by a court of competent jurisdiction. Pending determination of the dispute, Tenant shall pay any amounts due from Tenant in accordance with the Operating Costs Statement, but such payment shall be without prejudice to Tenant’s claims. Upon at least ten (10) days written notice to Landlord, which shall be provided by Tenant prior to the end of the foregoing sixty (60) day period (the “Audit Notice”), Tenant or an independent certified public accountant of Tenant’s choosing (that is not being compensated by Tenant on a contingency fee basis) shall, for a period of sixty (60) days after delivery of the Audit Notice, have reasonable access during normal business hours to inspect the books and records of Landlord relating to Operating Expenses for the purpose of verifying the Operating Costs Statement, Tenant to bear all costs relating to such inspection, including, but not limited to, costs of photocopies. If (i) a court proceeding results in a determination, or (ii) Landlord and Tenant mutually agree that the Operating Costs Statement contained an aggregate discrepancy of five percent (5%) or more in Landlord’s favor, then Landlord shall promptly reimburse the reasonable out-of pocket costs paid by Tenant in connection with the inspection of the books and records of Landlord relating to Operating Expenses pursuant to this Section 7.2.7.

               7.2.8. For each Operating Year during the Term, for purposes of calculating Tenant’s Proportionate Share of the Increased Operating Costs during any whole or partial Operating Year (the “Current Operating Year”), total Operating Costs shall be deemed not to exceed the lesser of (A) the amount of all Operating Costs actually incurred by Landlord for such Operating Year or (B) the sum of (i) Landlord’s “Uncontrollable Costs” for such Operating Year plus (ii) Landlord’s “Controllable Costs” for the Operating Year immediately preceding the Current Operating Year, increased by five percent (5%). For purposes of this Section “Uncontrollable Costs” means Landlord’ Operating Cost component costs for snow and ice removal, insurance, Taxes and utilities for the Operating Year in question; and “Controllable Costs” means all of Landlord’s Operating Costs for the Operating Year in question minus Uncontrollable Costs.

          7.3. Payment of Tenant’s Proportionate Share of Increased Taxes. Commencing with the Operating Year beginning January 1, 2006 (the parties acknowledging that the Tax Year for Base Taxes shall end not sooner than June 30, 2006), if Taxes during any whole or partial Tax Year exceed the Base Taxes, then Tenant shall pay to Landlord as Additional Rent, Tenant’s Proportionate Share of such excess (herein referred to as “Increased Taxes”) as follows:

               7.3.1. Prior to the commencement of any Operating Year in which Landlord estimates that Taxes shall exceed the Base Taxes, Landlord shall furnish Tenant with a written statement showing Landlord’s estimate of Taxes for the coming Operating Year (the “Estimated Tax Statement”);

               7.3.2. The Estimated Tax Statement shall also show Tenant’s monthly installment of the additional amount of Increased Taxes which installment shall be equal to one-twelfth (1/12th) of Tenant’s Proportionate Share of any such estimated Increased Taxes, and, which shall be due and payable monthly as Additional Rent beginning on the first day of each Operating Year;

               7.3.3. Within one hundred twenty (120) days after the end of each Operating Year, Landlord shall furnish Tenant with an annual adjustment statement (the “Tax Adjustment Statement”) which shall show the actual Tax Costs incurred for the Operating Year just ended, the total payments for estimated Increased Taxes paid by Tenant for that Operating Year, and the amount by which Tenant’s total estimated payments for estimated Increased Taxes exceeded or fell short of Tenant’s Proportionate Share of the actual Increased Taxes;

               7.3.4. Tenant shall pay Landlord the amount by which its total payments for estimated Increased Taxes fell short of Tenant’s Proportionate Share of the actual Increased Taxes within thirty (30) days after receipt of the Tax Adjustment Statement or Tenant shall receive from Landlord, within thirty (30) days, a credit for the amount that Tenant’s total payments for estimated Increased Taxes exceeded its Proportionate Share of the actual Increased Taxes, whichever is appropriate.

               7.3.5. If the tenancy expires or terminates on a date other than the last day of any Operating Year, the account of Tenant shall be proportionately adjusted (based on a 365 day year) within one hundred twenty (120) days after the close of the Operating Year in the same manner as if the tenancy had not expired or terminated. If such adjustment indicates an overpayment by Tenant of its Proportionate Share of Increased Taxes, then Landlord shall deliver a check for such excess within thirty (30) days of the date of Landlord’s Tax Adjustment Statement hereunder.

               7.3.6. If, during the course of any Operating Year, Landlord determines that its previous Estimated Tax Statement was inaccurate, then Landlord shall have the right to re-estimate Tenant’s Proportionate Share of Increased Taxes by furnishing Tenant a Revised Estimated Tax Statement and Revised Monthly Installment of Tenant’s Proportionate Share of Increased Taxes.

               7.3.7. Each Tax Statement provided by Landlord shall be conclusive and binding upon Tenant unless within sixty (60) days after receipt thereof, Tenant notifies Landlord, in writing, that it disputes the correctness thereof, specifying those respects in which Tenant claims the Tax Statement to be incorrect. Unless resolved by the parties, such dispute shall be determined by a court of competent jurisdiction. If the court proceedings result in a determination that the Tax Statement contained an aggregate discrepancy of five percent (5%) or more in Landlord’s favor, then Landlord shall bear all costs in connection with such litigation. If the court proceedings result in a determination that the Tax Statement contained an aggregate discrepancy of less than five percent (5%) in Landlord’s favor, Tenant shall bear all costs in connection with such litigation. Pending determination of the dispute, Tenant shall pay any amounts due from Tenant in accordance with the Estimated Tax Statement, but such payment shall be without prejudice to Tenant’s claims. Tenant, for a period of sixty (60) days after delivery of the Tax Statement in each Operating Year and upon at least ten (10) days written notice to Landlord, shall have reasonable access during normal business hours to inspect the books and records of Landlord relating to Taxes for the purpose of verifying the Tax Statement, Tenant to bear all costs relating to such inspection, including, but not limited to, costs of photocopies.

     If Landlord receives a tax credit or tax abatement from Howard County, Maryland and/or the State of Maryland as a result of the execution of this Lease (the “Credit”) then Landlord shall pass through to Tenant the benefit of such Credit by reducing Tenant’s Basic Rent obligations hereunder as and when the economic benefit of such Credit is realized by Landlord. If the amount of the Credit in any given month exceeds the monthly installment payment of Basic Rent due for such month then the balance of the Credit shall be applied against successive monthly installments of Basic Rent next coming due.

     8. COMMON FACILITIES.

          8.1. Definition of Common Facilities. As used herein, “Common Facilities” shall mean those areas and facilities of the Property, as designated by Landlord from time to time, intended for the general common use and benefit of all tenants of the Building and their agents, representatives, licensees, employees and invitees, including, without limitation, all stairs, landings, roofs, utility and mechanical rooms and equipment, service closets, corridors, elevators, lobbies, lavatories and other public areas of the Building and any paved parking areas, parking deck, access roads, pedestrian walkways, plazas and landscaped areas located upon the Land.

          8.2. Use of Common Facilities. Tenant shall have the non-exclusive right to use the Common Facilities in common with Landlord, other tenants in the Building, and others entitled to the use of the Common Facilities pursuant to the applicable covenants and restrictions, subject to such reasonable rules and regulations governing the use of the Common Facilities as Landlord may from time to time prescribe and subject to such easements therein as Landlord may from time to time grant to others. Tenant shall not obstruct in any way any portion of the Common Facilities or in any way interfere with the rights of other persons entitled to use the Common Facilities and shall not, without the prior written consent of Landlord, use the Common Facilities in any manner, directly or indirectly, for the location or display of any merchandise or property belonging to Tenant or for the location of signs relating to Tenant’s operations in the Premises. The Common Facilities shall at all times be subject to the exclusive control and management of Landlord. Tenant shall also have access to and the right to park in not less than 5 standard parking spaces per 1,000 square feet of Premises, for use in common with other tenants of the Building, in designated common parking areas adjacent to the Building, and at no cost to Tenant during the Term or any renewal term, with overflow parking for use in common with others to be provided in the parking lot behind 7085 and 7095 Samuel Morse Drive, as shown on the attached SCHEDULE H (the “Overflow Parking”), so as to provide an overall parking ratio of 7 standard parking spaces per 1,000 square feet of Premises. Tenant shall take steps to insure that its usage of parking at the Center and in the Overflow Parking by its employees and visitors conforms to such ratio. Tenant shall be entitled to have its name inserted in the Building directory and Building standard suite entry signage, the costs of the same to be paid by Landlord. Tenant shall also have the right to have an exterior lighted “CoStar Group” sign above the third floor of the Building on the one façade of the Building facing Interstate Route 95. Tenant shall pay all costs and expenses in connection with the design, permitting, fabrication, installation, maintenance, repair and removal (including necessary repairs to the Building) of all such signs. Tenant’s rights with respect to any and all signs shall be subject to (a) Landlord’s prior approval, which approval shall not be unreasonably withheld, conditioned or delayed and (b) the pertinent requirements of applicable law or restrictive covenants. Landlord shall reasonably cooperate with Tenant, at no cost to Landlord, in Tenant’s efforts to obtain permits required for Tenant’s signage. Landlord has approved an exterior sign per the specifications attached hereto as SCHEDULE I.

          8.3. Alterations to Common Facilities. Landlord shall have the right to change or alter the location, layout, nature or arrangement of the Common Facilities or any portion thereof, including, but not limited to, the arrangement and/or location of entrances, passageways, doors, corridors, stairs, lavatories, elevators and other public areas of the Building; provided, however, that no such change or alteration shall deprive Tenant of access to the Premises or reduce the Rental Area of the Premises, unless such reduction is required by Federal, state or local laws or regulations, in which event, a reduction in the Premises shall be permitted with a commensurate reduction in Rent. Landlord shall have the right to close temporarily all or any portion of the Common Facilities to such extent as may, in the reasonable opinion of Landlord, be necessary to prevent a dedication thereof to the public, provided that Tenant is not thereby denied access to the Premises, or for repairs, replacements or maintenance to the Common Facilities, provided such repairs, replacements or maintenance are performed expeditiously and in such a manner as not to deprive Tenant of access to the Premises, and further provided that any such alterations are consistent with the those applicable to a first class office building.

          8.4. Maintenance. Landlord covenants to keep, maintain, manage and operate the Common Facilities, or to cause the same to be done, in a manner consistent with the operation of a first class office building and to keep the sidewalks and driveways, if any, constituting a portion of the Common Facilities clean and reasonably clear of snow and ice. Landlord reserves the right of access to the Common Facilities through the Premises for the purposes of operation, decoration, cleaning, maintenance, safety, security, alterations and repairs.

          8.5. Alterations to Comply with Legal Requirements.

               8.5.1 If any Alterations (as hereinafter defined) are required to be made to the Premises, the Building or the Center due to Legal Requirements because the same were in actual violation of any Legal Requirements on the Commencement Date, or if, as a result of Landlord undertaking any Alterations elsewhere in the Center, Alterations are required to be made to the Premises, the Building or the Center due to Legal Requirements, then Landlord shall make such Alterations at its sole cost and expense (and such expenses shall not be included within Operating Costs or charged as Additional Rent to Tenant); and Landlord shall take all reasonable steps to minimize disruption to Tenant while making such Alterations. Landlord represents and warrants that the Building shall, as of the Commencement Date, be in compliance with the Americans with Disabilities Act.

               8.5.2 Subject to Landlord’s obligations set forth in the previous Subsection and in the following Subsection, if any Alterations are required to be made to the Premises, the Building or the Center due to a change in, or change in the interpretation of, or more stringent enforcement of, Legal Requirements occurring on or after the Commencement Date (and not in connection with Alterations elsewhere in the Center undertaken by Landlord), then Landlord shall make such Alterations as aforesaid, provided that the cost of such Alterations shall be amortized over their useful life and a ratable portion of such cost shall be included within the definition of Operating Costs in each Rental Year until such cost is fully amortized.

               8.5.3 If (i) any Alterations are required to be made to the Premises or to all or any part of the Center other than the Premises due to Legal Requirements and as a consequence of any Alterations made by Tenant within the Premises, or (ii) any Alterations are required to be made to all or any part of the Center, including the Premises, at any time during the Term pursuant to any Legal Requirements relating to accessibility by persons with disabilities or otherwise pursuant to the ADA (collectively, the “Accessibility Alterations”), because the Premises, as used by Tenant, is deemed to be a “place of public accommodation” under the ADA, then all such required Alterations shall be made by Tenant at its sole cost and expense unless Landlord otherwise agrees; and, if Landlord elects to make such Alterations, then such Alterations shall be at Tenant’s sole cost and expense, and payable by Tenant as Additional Rent.

               8.5.4 Within ten (10) days after receipt, Tenant shall advise Landlord in writing, and provide Landlord with a copy of (as applicable), any notices alleging violation of Legal Requirements relating to any portion of the Center or of the Premises; any claims made or threatened in writing regarding noncompliance with Legal Requirements and relating to any portion of the Center or of the Premises; or any governmental or regulatory actions or investigations instituted or threatened regarding noncompliance with the ADA and relating to any portion of the Center or the Premises.

               8.5.5 “Legal Requirements” shall mean (i) all laws, ordinances, notices, orders, rules, regulations and requirements of any and all Federal, state or municipal governments, and of the appropriate departments, commissions, boards and officers thereof, including but not limited to The Americans with Disabilities Act, 42 U.S.C. § 12101, et. seq., and the ADA Disability Guidelines promulgated with respect thereto; (ii) all environmental laws; (iii) all zoning and other land use matters and utility availability regulations or directives; (iv) any direction of any public officer or officers, pursuant to law, which shall impose any duty upon Landlord or Tenant with respect to the use or occupation of the Premises; and (v) all notices, orders, rules and regulations of the National Board of Fire Underwriters, or any other body now or hereafter constituted and exercising similar functions, relating to all or any part of the Premises, regardless of when they became effective; (v) all covenants, conditions, restrictions, reciprocal easement agreements and the like which are recorded among the land records of the jurisdiction in which the Center is located and which are applicable to the Center generally.

     9. SERVICES AND UTILITIES. So long as Tenant is not in default under this Lease, Landlord shall provide the following facilities and services to Tenant as part of Landlord’s Operating Costs (except as otherwise provided herein):

          9.1. Elevator. At least one elevator subject to call at all times, including Sundays and holidays, in elevator serviced buildings. The foregoing notwithstanding, if only one (1) elevator serves the Building, Landlord shall have the right to remove it from service for the performance of repairs, maintenance or testing or due to an emergency.

          9.2. Utilities. During Operating Hours, reasonable amounts of natural gas for gas-serviced buildings, electric current for lighting, small items of office equipment, subject to the provisions of Section 9.8 and central heating and air conditioning (“HVAC”) during the seasons of the year when these services are normally and usually furnished, and within the temperature ranges of three degrees fahrenheit plus or minus the dialed or regulated temperature on interior thermostats, and otherwise in such amounts normally or usually furnished in comparable office buildings in the locale of the Property. Landlord shall provide the aforesaid services at other times and on Sundays and holidays (“after-hours service”) at Tenant’s expense, provided Tenant gives Landlord notice by 1:00 p.m. on weekdays for after-hours service on the next weekday, by 1:00 p.m. the day before a holiday for service on a holiday, and by 1:00 p.m. on Friday for after-hours service on Saturday or service on Sunday. Such after-hours service shall be charged to Tenant at Landlord’s actual costs therefor, currently $40.00 per hour, as such costs may fluctuate from time to time. Tenant shall pay for such service, as Additional Rent, promptly upon receipt of an invoice with respect thereto.

          9.3. Cleaning. Cleaning in Landlord’s standard manner Monday through Friday exclusive of legal holidays. The existing cleaning specifications for the Premises are attached hereto as SCHEDULE G.

          9.4. Lighting. Replacement of light tubes or bulbs for building standard light fixtures. All light tube or bulb replacements for special non-standard lighting fixtures shall be furnished and installed by Landlord at Tenant’s expense.

          9.5. Lavatories. Rest room facilities and necessary lavatory supplies, including hot and cold running water at the points of supply, as provided for general use of all tenants in the Building.

          9.6. Common Facilities Maintenance. Routine maintenance, painting, and electric lighting service for all public areas of the Building in such manner as Landlord deems reasonable consistent with the operation of the Building as a first-class office building.

          9.7. Interruption of Service. Any failure by Landlord to furnish the foregoing services, resulting from circumstances beyond Landlord’s reasonable control or from interruption of such services due to repair or maintenance, shall not render Landlord liable in any respect for damages to either person or property, nor be construed as an eviction of Tenant, nor cause an abatement of rents hereunder, nor relieve Tenant from any of its obligations hereunder. If any public utility or governmental body shall require Landlord or Tenant to restrict the consumption of any utility or reduce any service for the Premises or the Building, Landlord and Tenant shall comply with such requirements, whether or not the utilities and services referred to in this Section are thereby reduced or otherwise affected, without any liability on the part of Landlord to Tenant or any other person or any reduction or adjustment in rents payable hereunder. Landlord and its agents shall be permitted reasonable access to the Premises after reasonable notice to Tenant for the purpose of installing and servicing systems within the Premises deemed necessary by Landlord to provide the services and utilities referred to in this Section to Tenant and other tenants in the Building. Notwithstanding anything to the contrary contained in this Section 9.7, in the event of the interruption of utility services to the Premises for a period of more than five (5) consecutive business days due to the negligence or willful misconduct of the Landlord, Tenant shall notify Landlord thereof and shall be entitled to an abatement of the Basic Rent beginning on the sixth (6th) business day of such interruption and continuing until such utility service has been restored.

          9.8. Tenant’s Consumption of Electricity. “Base Current” shall be defined as that amount of electrical current which is required for Tenant’s usage within the Premises based upon the Final Plans and Specifications. Landlord shall provide, at a minimum, the Base Current. Tenant covenants that, unless permitted pursuant to the terms of this Section, it shall not consume more electrical current than the Base Current. Tenant shall not install or use on the Premises any electrical equipment, appliance or machine requiring more electrical energy than the Base Current, unless the installation and use of such additional electrical equipment, appliance or machine has been approved by Landlord pursuant to terms and conditions set forth in a separate agreement, which approval may be conditioned upon the payment by Tenant, as Additional Rent, of the cost of the additional electrical energy and modifications to the Building electrical system required for the operation of such electrical equipment, appliance or machine.

     10. REPAIRS BY LANDLORD. Landlord shall keep the Building and all machinery, equipment, fixtures and systems of every kind attached to, or used in connection with the operation of, the Building, including all electrical, heating, mechanical, sanitary, sprinkler, utility, power, plumbing, cleaning, refrigeration, ventilating, air-conditioning and elevator systems and equipment (excluding, however, lines, improvements, systems and machinery for water, gas, steam and electricity owned and maintained by any public utility company or governmental agency or body and any supplemental HVAC system approved by Landlord and installed by Tenant) in good order and repair consistent with the operation of the Building as a first-class office building. Landlord, at its cost and expense, shall make all repairs and replacements necessary to comply with its obligations set forth in the immediately preceding sentence, except for (a) repairs or alterations required to be made by Tenant pursuant to Section 11 hereof and (b) repairs caused or to the extent contributed to by the negligence or willful misconduct of Tenant, its agents, employees, invitees and guests, which repairs shall be made by Landlord at the cost of Tenant, and for which Tenant shall pay promptly upon receipt of an invoice setting forth the cost of such repairs, except as, and to the extent, otherwise provided in Section 14.5. There shall be no abatement in rents due and payable hereunder and no liability on the part of Landlord by reason of any inconvenience, annoyance or injury arising from Landlord’s making reasonable repairs, additions or improvements to the Building in accordance with its obligations hereunder. Notwithstanding the foregoing, Landlord shall make commercially reasonable efforts to avoid disruption of Tenant’s business. Landlord shall have no obligation hereunder to make repairs of Tenant Improvements, Tenant’s Alterations or Tenant’s Personal Property.

     11. USE, CARE AND REPAIR OF PREMISES BY TENANT.

          11.1. Permitted Use. Tenant shall use and occupy the Premises solely for general office purposes in accordance with applicable zoning regulations and for no other purpose. Tenant shall not do, or permit anything to be done in or on the Premises, or bring or keep anything therein which will, in any way, obstruct, injure, annoy or interfere with the rights of Landlord or other tenants, or subject Landlord to any liability for injury to persons or damage to property, or interfere with the good order of the Building, or conflict with the laws, rules or regulations of any Federal, state or county authority. Tenant shall have access to the Common Facilities and the Premises twenty-four (24) hours per day, seven (7) days per week, three hundred sixty five (365) days per year. Tenant shall have the right, as an Alteration to the Premises, to install Tenant’s own security system for the Premises and shall provide Landlord with not less than five (5) access cards or other reasonable access, as applicable therefor.

          11.2. Care of Premises. Tenant shall, at its sole cost and expense, keep the Premises and the improvements and appurtenances therein in good order and condition consistent with the operation of a first-class office building and, at the expiration of the Term, or at the sooner termination of this Lease as herein provided, deliver up the same broom clean and in as good order and condition as at the beginning of the Term, ordinary wear and tear and damage by fire or other casualty excepted. Tenant, at its sole cost and expense, shall comply with all laws, rules, orders, ordinances, directions, regulations and requirements of federal, state, county and municipal authorities, now in force or which may hereafter be in force, which shall impose any duty upon Landlord (subject to the terms of Section 10) or Tenant with respect to the use, occupation or alteration of the Premises. Tenant, at its sole cost and expense, shall promptly replace scratched, damaged or broken doors and glass in and about the interior of the Premises and shall be responsible for the repair and maintenance of all improvements installed and placed within the Premises as Tenant Improvements. Tenant shall pay for all damage to the Property and any fixtures and appurtenances related thereto due to any waste, misuse or neglect of the Premises or due to any breach of this Lease by Tenant, its employees, agents, representatives or invitees, unless such damage is caused by Landlord, its agents, employees, servants or contractors. The covenants of this Section shall expressly survive the termination of this Lease.

          11.3. Compliance with Rules and Regulations. Tenant and its employees, agents and invitees shall abide by and observe the rules and regulations attached hereto as SCHEDULE C for the operation and maintenance of the Building or any new rules and regulations which may from time to time be issued by Landlord, provided that any new rules or regulations are in conformity with common practice or usage in comparable office buildings in locale of the Property, are not inconsistent with the provisions of this Lease, and provided further, that Tenant has received reasonable notice of such new rules and regulations and are not enforced against Tenant (as compared to enforcing any such rules and regulations against any other tenant in the Building) in a manner that intentionally discriminates against Tenant. Nothing in this Lease shall be interpreted to impose upon Landlord any duty or obligation to enforce any such rules and regulations against any other tenant in the Building, and Landlord shall not be liable to Tenant for any violation of these rules and regulations by any other tenant or its employees, agents or invitees.

          11.4. Hazardous Materials. (a) Landlord hereby makes the following warranties to Tenant, each of which is made only to the best of Landlord’s knowledge as of the date of this Lease: (i) Landlord has not placed or allowed to be placed on the Land any Hazardous Materials (other than in compliance with environmental laws) or otherwise violated any environmental laws with respect to the Premises or the construction and development of the Building which violation remains unremedied; (ii) Landlord has received no notice of, nor does Landlord have any knowledge of placement of Hazardous Materials on the Premises or the Land by third parties; (iii) Landlord has neither filed or been required to file any reports respecting Hazardous Materials with any governmental entity; and (iv) Landlord has received no notice from any governmental entity respecting Hazardous Materials on the Land.

          (b) The provisions of this subsection 11.4(b) only apply if (i) it is determined at any time by a court of competent jurisdiction that the representations of Landlord contained in subsection 11.4(a) are not correct and that Landlord had, to the best of its knowledge, knowledge of such incorrectness as of the date of this Lease; (ii) Landlord, its agents, employees or contractors (but not tenants of Landlord or their agents, employees or contractors) violate any environmental laws with respect to the Premises; or (iii) there are, as of the date hereof, Hazardous Materials on the Premises. If this subsection 11.4(b) applies because of an occurrence described in the immediately preceding sentence, then Landlord shall be responsible for all costs incurred in complying with all environmental laws which relate to the occurrence in question and Landlord shall indemnify, defend and hold Tenant harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses (including, without limitation, sums paid in settlement of claims, and reasonable attorneys’ fees, consultant fees and expert fees) which arise during or after the Term from or in connection with the Hazardous Materials and the occurrence in question except for Tenant’s lost profits or damages or loss to Tenant’s business.

          (c) Tenant covenants and agrees that it will not use or allow the Premises to be used for the manufacture, storage, use, treatment, release or disposal of any “Hazardous Material”. The term “Hazardous Material” as used in this Lease means any substance or material in quantities which is, or becomes, controlled by any lawful governmental authority or is designated as hazardous or toxic by any governmental authority or is designated as a hazardous substance pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. 11317), defined as a hazardous waste pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act (42 U.S.C. 6901 et seq.) or as a hazardous substance pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. 9601, et seq., as amended) or Section 7-101, et seq. of the Environment Article of the Annotated Code of Maryland. Tenant covenants and agrees that at the Termination Date or earlier date of surrender of the Premises it shall return the same free and clear of any Hazardous Materials or Hazardous Material contamination other than that which existed prior to the date of this Lease, if any. The covenants of this Section shall expressly survive the termination of this Lease.

     12. ALTERATIONS BY TENANT.

          12.1. Alterations. Tenant shall in no event make or permit to be made any alteration, modification, substitution or other change of any nature to the structural, mechanical, electrical, plumbing, HVAC and sprinkler systems within or serving the Premises. After completion of the Tenant Improvements within the Premises, Tenant shall not make or permit any other improvements, alterations, fixed decorations, substitutions or modifications, structural or otherwise, to the Premises or the Building (“Alterations”) without the prior written approval by Landlord of complete plans and specifications prepared and submitted by Tenant, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord’s approval shall include the conditions under which acceptable Alterations may be made. Landlord’s approval of the plans, specifications and working drawings for Tenant’s Alterations shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all laws, rules and regulations of governmental agencies or authorities. Alterations shall include, but not be limited to, the installation or modification of carpeting, walls, partitions, counters, doors, shelves, lighting fixtures, hardware, locks, ceiling, window and wall coverings; but shall not include the initial Tenant Improvements initially placed within the Premises pursuant to Section 5. All Alterations may be made by Tenant’s contractor (as reasonably approved by Landlord) at Tenant’s sole cost and only after Tenant has obtained any necessary permits from governmental authorities for the Alterations. If Tenant makes any Alterations without the prior consent of Landlord, then, in addition to Landlord’s other remedies, Landlord may correct or remove such Alterations and Tenant shall, on demand, pay the cost thereof (plus ten percent [10%] of such cost as a construction management fee) as Additional Rent. If any mechanic’s lien is filed against the Premises or the Building for work or materials furnished to Tenant (other than by Landlord) the lien shall be discharged by Tenant within twenty (20) days thereafter, solely at Tenant’s expense, by either paying off or bonding the lien. Should Tenant fail to discharge any lien within twenty (20) days of its filing, then, in addition to Landlord’s other remedies, Landlord shall have the right, but not the obligation, to discharge said lien at Tenant’s expense. Notwithstanding the terms of this Section 12.1 to the contrary, Tenant may install a generator and fuel supply (the “Generator”) in the location approved by Landlord near the Building and subject to Landlord’s prior approval of complete plans and specifications for the Generator, such approval to not be unreasonably withheld, conditioned or delayed. The Generator shall be deemed to be Tenant’s Personal Property, and Tenant shall cause the Generator (and all equipment associated therewith) to be removed at the expiration or earlier termination of this Lease. Tenant shall obtain and exhibit to Landlord at Landlord’s request copies of all requisite approvals and permits with respect to the Generator, including, to the extent required, building permits and any architectural approvals required under restrictive covenants applicable to the Building and the Center. Tenant shall repair any damage to the Property caused by the removal of the Generator and such equipment and shall restore the Property to the same condition as existed prior to the installation of the Generator and the equipment.

          12.2. Title. Any Alterations or any equipment, machinery, furniture, furnishings, and other property or improvements installed or located in the Premises by or on behalf of Landlord or Tenant, other than Tenant’s Personal Property, (a) shall immediately become the property of Landlord and (b) shall remain upon and be surrendered to Landlord with the Premises as a part thereof at the end of the Term. Notwithstanding the foregoing, Landlord may, at the time of providing approval of Tenant’s plans for Alterations upon notice to Tenant, elect that any Alterations be removed by Tenant at the end of the Term, and thereupon, Tenant shall, at Tenant’s sole expense, remove such Alterations and restore the Premises to their condition prior to the making of such Alterations, reasonable wear and tear excepted. Upon Tenant’s failure to do so, Landlord may remove such Alterations and restore the Premises and the Building, as the case may be, and Tenant shall promptly reimburse Landlord, as Additional Rent, for the cost of such work. Tenant shall not be required to remove data and communications cabling and equipment installed in the Premises or otherwise in the Building.

          12.3. Tenant’s Personal Property. “Tenant’s Personal Property” shall mean all equipment, machinery, furniture, furnishings and/or other property now or hereafter installed or placed in or on the Premises by and at the sole expense of Tenant with respect to which Tenant has not been granted any credit or allowance by Landlord and which (a) is not used, or was not procured for use, in connection with the operation, maintenance or protection of the Premises or the Building; (b) is removable without damage to the Premises or the Building, and (c) is not a replacement of any property of Landlord, whether such replacement is made at Tenant’s expense or otherwise. Tenant shall promptly pay all personal property taxes on Tenant’s Personal Property, as applicable. Tenant shall remove all Tenant’s Personal Property from the Premises at the termination of this Lease. Any property belonging to Tenant or any other person which is left in the Premises after the date the Lease is terminated for any reason shall be deemed to have been abandoned. In such event, Landlord shall have the right to declare itself the owner of such property and to dispose of it in whatever manner Landlord considers appropriate without waiving its right to claim from Tenant all expenses and damages caused by Tenant’s failure to remove such property and Tenant shall not have any right to compensation or claim against Landlord as a result.

          12.4. Alternative Service Provider. In the event that Tenant wishes to utilize the services of a data cabling, telephone or telecommunications service provider (“Provider”) whose equipment is not servicing the Building as of the date of Tenant’s execution of this Lease, no such Provider shall be permitted to install its wires or other equipment within the Building without first securing the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Tenant and Provider have agreed that Landlord shall incur no expense whatsoever with respect to any aspect of Provider’s provision of its services, including, without limitation, the costs of installation, materials, and service. All data cabling, telephone and telecommunications services desired by Tenant shall be ordered and utilized at the sole expense and risk of Tenant. To the extent that service by Provider is interrupted, curtailed, or discontinued, Landlord shall have no obligation or liability whatsoever with respect thereto.

     13. ASSIGNMENT AND SUBLETTING.

          13.1. Transfer. Tenant agrees for itself and its permitted successors and assigns in interest hereunder that it will not (i) assign or otherwise transfer, mortgage or otherwise encumber this Lease or any of its rights hereunder, (ii) sublet the Premises or any part thereof or permit the occupancy or use of the Premises or any part thereof by any person other than Tenant, or (iii) permit the assignment or other transfer of this Lease or any of Tenant’s rights hereunder by operation of law, including any levy or sale in execution of a judgment or any assignment or sale in bankruptcy, or insolvency, or the appointment of a receiver or trustee by any state or federal court, without the prior written consent of Landlord in each instance first obtained, which consent shall not be unreasonably withheld, conditioned or delayed as provided below. Each of the events referred to in the foregoing clauses (i), (ii) and (iii) are hereinafter referred to as a “Transfer”; and any transferee, assignee, mortgagee, sublessee or occupant with respect thereto is hereinafter referred to as a “Transferee”. Any consent given to any one Transfer shall not constitute a consent to any subsequent Transfer. Any attempted Transfer without Landlord’s consent shall be null and void and shall not confer any rights upon any purported Transferee. No Transfer, regardless of whether Landlord’s consent has been granted or withheld, shall be deemed to release Tenant from any of its obligations hereunder or to alter, impair or release the obligations of any person guaranteeing the obligations of Tenant hereunder.

     Conditions. Notwithstanding (and without limiting) any other provisions of this Section, subsequent to the Commencement Date Landlord agrees not to unreasonably withhold its consent to an assignment of this Lease or a subletting of the entire Premises by Tenant named herein, provided that:

(a)	Information on Assignee or Subtenant. At least fifteen (15) days before the proposed effective date of the assignment or subletting Landlord receives for approval a copy of a fully executed unconditional assignment or sublease together with (1) reasonably detailed information as to the character, reputation and business experience of the proposed assignee or subtenant, and (2) reasonably detailed financial information on the proposed assignee or subtenant;

(b)	Tenant Not in Breach or Default. No Event of Default on Tenant’s part can exist at the time of the consent request and at the effective assignment or subletting date;

(c)	Terms of Lease Govern. Any assignment or subletting will be upon and subject to all terms and conditions of this Lease, including those regarding the permitted use of the Premises;

(d)	Assumption; Attornment. Any assignment must specifically state (and, if it does not, it will be deemed to specifically state) that the assignee assumes and agrees to be bound by all terms and conditions of this Lease, and any sublease must specifically state (and, if it does not, it will be deemed to specifically state) that at Landlord’s election the subtenant will attorn to Landlord and recognize Landlord as Tenant’s successor under the sublease for the balance of the sublease term if this Lease is surrendered by Tenant or terminated by reason of Tenant’s default;

(e)	Cost. Upon request and as additional rent Tenant will pay to Landlord all costs incurred by Landlord, but not exceeding $1,000, in connection with any actual or proposed Transfer, including, without limitation, the costs of making investigations as to the acceptability of the proposed subtenant or assignee, for document review and/or preparation in connection with the proposed transaction and reasonable legal costs incurred, in connection with any requested consent;

(f)	Intentionally omitted;

(g)	Intentionally omitted;

(h)	Intentionally omitted; and

(i)	Indemnity. Tenant shall indemnify Landlord against liability resulting from any claim made against Landlord by the proposed assignee or subtenant or by any broker claiming a commission in connection with the proposed Transfer.

     Denial of Consent Not Unreasonable. Without limiting Landlord’s rights, it is agreed that Landlord will not be deemed to be unreasonable if it does not approve any assignee or subtenant which will:

(a)	Perform governmental or quasi-governmental functions; or

(b)	Operate any business that in Landlord’s reasonable opinion is unsuitable for the then tenant mix and character of the Center; or

(c)	Result in the subletting, or subletting and assignment, of the Premises for occupancy by more than four (4) sublessees or assignees at any one time; or

(d)	Conduct business in the Premises for other than the permitted use.

          13.2. Corporate Transfer. If Tenant is a corporation, the stock of which is not publicly traded, any transfer of Tenant’s issued and outstanding capital stock or any issuance of additional capital stock, as a result of which the majority of the issued and outstanding capital stock of Tenant is held by a corporation, firm or person or persons who do not hold a majority of the outstanding capital stock as of the date hereof, shall be deemed a prohibited Transfer under this Section. Notwithstanding anything to the contrary contained in this Section 13, Tenant may assign, sublet or transfer any of Tenant’s interest in this Lease, at any time during the Term to any parent, subsidiary or affiliate entity or corporation of Tenant, upon prior written notice to Landlord but without Landlord’s prior written consent, provided, (i) such transferee continues to operate the business conducted in the Premises for the Permitted Use and in the same manner as Tenant and pursuant to all of the provisions of this Lease; (ii) such transferee shall assume in writing in a form reasonably satisfactory to Landlord all of Tenant’s obligations hereunder; (iii) Landlord shall be furnished with a copy of such assignment or other transfer instrument within fifteen (15) days prior to the effective date of the proposed assignment or other transfer thereof; and (iv) Tenant to which the Premises were initially leased shall remain fully liable as principal and not as guarantor or surety for the Rent and all conditions and covenants of this Lease to be performed by Tenant for the full Lease Term, even if Landlord accepts Rent from the assignee or in any other manner deals with them.

          13.3 Assignment and Bankruptcy. Notwithstanding any of the other provisions of this Lease, if a voluntary or involuntary petition in Bankruptcy shall be entered with respect to Tenant pursuant to the provisions of the Federal Bankruptcy Code, or Tenant shall voluntarily or involuntarily come under the jurisdiction of the United States Bankruptcy Code, 11 U.S.C. Sec. 101, et seq. (the “Bankruptcy Code”) and thereafter Tenant or its trustee in bankruptcy, under the authority of and pursuant to applicable provisions thereof, shall determine to assign this Lease, then Tenant agrees that (a) Tenant or its trustee will provide to Landlord sufficient information enabling it to independently determine whether Landlord will incur actual and substantial detriment by reason of such assignment and (b) “adequate assurance of future performance” under this Lease, as that term is generally defined under the Bankruptcy Code, will be provided to Landlord by Tenant and its assignee as a condition of such assignment. If this Lease is assigned to any person or entity pursuant to the provisions of the Bankruptcy Code, then any and all monies or other considerations payable or otherwise to be delivered in connection with such assignment shall be paid or delivered to Landlord, shall be and remain the exclusive property of Landlord and shall not constitute property of Tenant or of the Estate of Tenant within the meaning of the Bankruptcy Code. All monies or other considerations constituting Landlord’s property under the preceding sentence not paid or delivered to Landlord shall be held in trust for the benefit of Landlord and be promptly paid or delivered to Landlord.

          13.4. Excess Rent. In the event Landlord shall consent to a Transfer of this Lease and the amount of the rents (or other compensation) to be paid to Tenant by any such Transferee is greater than the Rents required to be paid by Tenant to Landlord pursuant to this Lease or a premium is to be paid to Tenant for an assignment of this Lease, Tenant shall pay to Landlord one-half of the net amount of any such excess or any such premium, as the case may be (i.e., subject to deduction for reasonable costs or expenses incurred by Tenant in connection with the transaction), upon receipt thereof by Tenant from such Transferee.

          13.5. Recapture Rights. If, in good faith Tenant intends to market or place on the market all or any portion of the Premises for Transfer, Tenant may provide to Landlord written notice as to its intent to do so, which notice shall include a description of the Premises or portion thereof to be marketed and the duration of the proposed term (the “Landlord Marketing Notice”). The Landlord Marketing Notice (or if Tenant fails to provide the Landlord Marketing Notice, Tenant’s notice and request for Landlord’s consent to Transfer), shall be deemed to constitute Tenant’s offer to reconvey to Landlord, as of the proposed effective date of the Transfer, that portion of the Premises which is the subject of the proposed Transfer (and in the event of a sublease for the term of such sublease), which offer shall contain an undertaking by Tenant to accept, as full and adequate consideration for the reconveyance, Landlord’s release of Tenant from all future Rent and other obligations under this Lease with respect to the Premises or the portion thereof so reconveyed. Landlord, in the sole and unfettered exercise of its discretion, shall accept or reject the offered reconveyance within five (5) days of the offer, and, if Landlord accepts, the reconveyance shall be evidenced by an agreement in form and substance acceptable to Landlord. If Landlord fails to accept or reject the offer within the five (5) day period then Landlord shall be deemed to have rejected the offer of reconveyance, but no such rejection shall be deemed to be a consent to the requested Transfer.

     14. INDEMNIFICATIONS AND WAIVER OF CLAIMS.

          14.1. Indemnity by Tenant. To the maximum extent permitted by law, but subject to the provisions of Section 14.5, Tenant shall and does hereby indemnify Landlord and agrees to save it harmless and, at Landlord’s option, defend it from and against any and all claims, actions, damages, liabilities and expenses (including attorneys’ and other professional fees) judgments, settlement payments, and fines paid, incurred or suffered by Landlord except as may arise on account of Landlord’s negligence or willful conduct:

               14.1.1 in connection with bodily injury including loss of life or personal injury, or damage to property or to the environment, suffered by third parties, and arising from or out of the occupancy or use by Tenant of the Premises or any part thereof or any other part of the Property, and occasioned wholly or in part by any act or omission of Tenant, its officers, agents, contractors, employees or invitees; or,

               14.1.2 in connection with damage to property or the environment and arising, directly or indirectly, wholly or in part, from any conduct, activity, act, omission, or operation involving the use, handling, generation, treatment, storage, disposal, other management or release of any Hazardous Material in, from or to the Premises (other than any Hazardous Materials on the Premises as of the date of this Lease), whether or not Tenant may have acted negligently with respect to such Hazardous Material; or

               14.1.3 in connection with any claim or proceeding brought by a third party alleging, in whole or in part, that Tenant’s acts, activities, conduct, or omissions in the Premises violate its obligations to comply with a law, rule, order, ordinance, direction, regulation or requirement of federal, state, county and municipal authorities imposing a duty with respect to the use, occupation or alteration of the Premises.

          14.2. Indemnity by Landlord. To the maximum extent permitted by law, but subject to the provisions of Section 14.5, Landlord shall and does hereby indemnify Tenant and agrees to save it harmless and, at Tenant’s option, defend it from and against any and all claims, actions, damages, liabilities and expenses (including reasonable attorneys’ and other professional fees) judgments, settlement payments, and fines paid, incurred or suffered by Tenant in connection with bodily injury including loss of life, personal injury and/or damage to property suffered by third parties arising from or out of the use of any portion of the Common Facilities by Landlord, occasioned wholly or in part by the negligence of Landlord, its officers, agents, contractors or employees.

          14.3. Survival of Indemnities. Landlord’s and Tenant’s obligations pursuant to Sections 14.1 and 14.2 shall survive any termination of this Lease with respect to any act, omission or occurrence which took place prior to such termination.

          14.4. Limitation on Landlord’s Liability for Loss, Damage and Injury. To the maximum extent permitted by law, but subject to Tenant’s right to remedies for breach of this Lease by Landlord, Tenant shall occupy and use the Premises, the Building and the Common Facilities at Tenant’s own risk. All property of Tenant, its employees, agents or invitees, or of any other person located in or on the Premises or the Building, shall be and remain at the sole risk of Tenant or such employee, agent, invitee or other person. Except to the extent caused by the negligence or willful misconduct of

Landlord, Tenant hereby expressly agrees that Landlord and its agents, servants and employees shall not be liable or responsible for, and Tenant does hereby save them harmless from, any damage or injury to the person or property of Tenant, or its agents, servants, employees, licensees, invitees or contractors, directly or indirectly caused by (a) dampness or water in any part of the Premises or the Building; (b) bursting, leaking or overflowing of water, sewer, steam, gas or sprinkler pipes and heating or plumbing fixtures; (c) air-conditioning or heating failures; (d) interference with light, air or other incorporeal hereditaments; (e) operations in the construction of any public or quasi-public work; (f) theft or other crime, whether violent or non-violent in nature; (g) fire, accident, natural disorder or other casualty; (h) latent or apparent defect or change of condition in the Premises and/or the Building; (i) the acts or omissions of other persons in the Building; and (j) any other source, circumstance or cause whatsoever. The foregoing waiver and release is intended by Landlord and Tenant to be absolute and unconditional, and without exception, and to supersede any specific repair obligation imposed by Landlord hereunder; provided that such waiver and release shall not apply to the omission, fault, negligence, or other misconduct of Landlord except to the extent such omission, fault, negligence or other misconduct is waived by Tenant after the occurrence or is waived pursuant to Tenant’s policies of fire insurance with standard broad form coverage endorsements, which waiver Tenant is obligated to obtain and shall be liable for failure to obtain. No representation, guaranty, assurance or warranty is made or given by Landlord that the communications or security systems, devices or procedures used, if any, will be effective to prevent injury to Tenant or any other person or damage to, or loss (by theft or otherwise) of any of Tenant’s Personal Property or of the property of any other person, and Landlord reserves the right to discontinue or modify at any time such communications or security systems, devices or procedures without liability to Tenant.

          14.5. Waiver of Right of Recovery. Except as provided in Section 14.4, neither party, nor its officers, directors, employees, agents or invitees, nor, in case of Tenant, its subtenants, shall be liable to the other party or to any insurance company (by way of subrogation or otherwise) insuring the other party for any loss or damage to any building, structure or other tangible property, when such loss is caused by any of the perils which are or could be insured against under a standard policy of full replacement cost insurance for fire, theft and all risk coverage, or losses under workers’ compensation laws and benefits, even though such loss or damage might have been occasioned by the negligence of such party, its agents or employees (this clause shall not apply, however, to any damage caused by intentionally wrongful actions or omissions); provided, however, that if, by reason of the foregoing waiver, either party shall be unable to obtain any such insurance, such waiver shall be deemed not to have been made by such party and, provided, further, that if either party shall be unable to obtain any such insurance without the payment of an additional premium therefor, then, unless the party claiming the benefit of such waiver shall agree to pay such party for the cost of such additional premium within thirty (30) days after notice setting forth such requirement and the amount of the additional premium, such waiver shall be of no force and effect between such party and such claiming party. Each party shall use reasonable efforts to obtain such insurance from a company that does not charge an additional premium or, if that is not possible, one that charges the lowest additional premium. Each party shall give the other party notice at any time when it is unable to obtain insurance with such a waiver of subrogation without the payment of an additional premium and the foregoing waiver shall be effective until thirty (30) days after notice is given. Each party represents that its current insurance policies allow such waiver. The provisions of this Section shall not limit the indemnification for liability to third parties pursuant to Sections 14.1 and 14.2.

     15. INSURANCE.

          15.1. Tenant’s Insurance. Tenant, at its expense, shall obtain and maintain in effect as long as this Lease remains in effect and during such other time as Tenant occupies the Premises or any part thereof, insurance policies providing at least the following coverage:

               15.1.1. commercial general liability insurance written on an occurrence basis with respect to the Premises and the business operated by Tenant and any subtenants, concessionaires or licensees of Tenant, to afford insurance including, but not limited to, contractual liability coverage against assumed or contractual liability under this Lease, specifically including the liability of Tenant arising out of the indemnities provided in Section 14, to provide insurance against bodily injury including loss of life, personal injury, and property damage, with minimum combined single limits of Two Million Dollars ($2,000,000) per occurrence and in the aggregate;

               15.1.2. “all-risk” property insurance policy written at replacement cost value and with replacement cost endorsement, covering all of Tenant’s Personal Property in the Premises and Tenant’s interest in all Alterations and all leasehold improvements and all betterments installed in the Premises by or on behalf of Tenant (other than the Tenant Improvements constructed by Landlord as provided in Section 5 of this Lease);

               15.1.3. if and to the extent required by law, worker’s compensation or similar insurance in form and amounts required by law; and

               15.1.4. any other insurance reasonably required of Tenant by Landlord or any Mortgagee; provided such other insurance is customary for other first class office space in the region or for other office complexes in the vicinity of the Buildings.

          15.2. Tenant’s Contractor’s Insurance. Tenant shall require any contractor of Tenant performing work on or about the Premises to carry and maintain, at no expense to Landlord:

               15.2.1. commercial general liability insurance written on an occurrence basis to afford insurance including, but not limited to, contractor’s liability coverage, completed operations liability coverage, broad form property damage liability and contractor’s protective liability coverage, to provide insurance against bodily injury, including loss of life, personal injury and property damage, with minimum combined single limits of Two Million Dollars ($2,000,000) per occurrence and in the aggregate;

               15.2.2. comprehensive automobile liability insurance with a One Million Dollar ($1,000,000) combined single limit of liability for bodily injury and property damage; and

               15.2.3. worker’s compensation or similar insurance in form and amounts required by law; and

               15.2.4. any other insurance reasonably required of Tenant’s contractor by Tenant, Landlord or any Mortgagee.

          15.3. Policy Requirements. The company or companies writing any insurance which Tenant or Tenant’s contractor is required to carry and maintain or cause to be carried or maintained pursuant to Subsections 15.1 and 15.2, as well as the form of such insurance, shall at all times be subject to Landlord’s reasonable approval and any such company or companies shall have a rating of at B+ or better and a financial size rating of X or larger from Best’s Key Rating Guide and Supplemental Service, Property/Casualty (or comparable rating from a comparable insurance rating service), and shall be licensed to do business in the State of Maryland. Commercial general liability insurance policies required under Sections 15.1.1 and 15.2.1 shall include Landlord and its managing agent, Abrams Development Group, Inc., as additional insureds, shall be primary and non-contributory, and shall also contain a provision by which the Tenant causes (using commercially reasonable efforts) the insurer to agree that such policy shall not be canceled, materially changed or not renewed without at least thirty (30) days advance notice to Landlord by the insurer if the insurer so agrees or by Tenant, at Landlord’s Notice Address, by certified mail, return receipt requested, or to its designee. None of the insurance which Tenant is required to carry and maintain or cause to be carried or maintained pursuant to the previous Sections (except for property insurance) shall contain any deductible provisions except to the extent approved by Landlord. Each such policy, or a certificate thereof, shall be deposited with Landlord by Tenant promptly upon commencement of Tenant’s obligation to procure the same. Notwithstanding anything set forth above in Sections 15.1 and 15.2 to the contrary, all dollar limits specified shall be increased from time to time as reasonably necessary to effect economically equivalent insurance coverage, or coverage deemed adequate in light of then-existing circumstances.

          15.4. Tenant’s Failure to Insure. If Tenant fails to obtain insurance as required under this Section then Landlord may, but shall not be obligated to, obtain such insurance, and in such event, Tenant agrees to pay, as Additional Rent, the premium for such insurance upon demand by Landlord.

          15.5. Increase in Insurance Premiums. Tenant will not do or suffer to be done, or keep or suffer to be kept, anything in, upon or about the Premises which will violate Landlord’s policies of hazard or liability insurance or which will prevent Landlord from procuring such policies in companies acceptable to Landlord. If anything done, omitted to be done or suffered by Tenant to be kept in, upon or about the Premises shall cause the rate of fire or other insurance on the Premises or on other property of Landlord or others within the Property to be increased beyond the minimum rate from time to time applicable to the Premises or to any such property for the use or uses made thereof, then Tenant will pay, as Additional Rent, the amount of any such increase upon Landlord’s demand, provided that Landlord provides reasonable documentation of the cause of such increase and can reasonably demonstrate that such increase resulted from Tenant’s act or omission.

     16. DAMAGE AND DESTRUCTION.

          16.1. Landlord’s Obligation to Repair and Reconstruct. If the Premises shall be damaged by fire, the elements, accident or other casualty (any of such causes being referred to herein as a “Casualty”), but the Premises shall not be thereby rendered wholly or partially untenantable, Landlord shall promptly cause such damage to be repaired and there shall be no abatement of Rent reserved hereunder. If, as the result of Casualty, the Premises shall be rendered wholly or partially untenantable, then, subject to the provisions of Section 16.2, Landlord shall cause such damage to be repaired and all Rent reserved hereunder (other than any Additional Rent due Landlord either by reason of Tenant’s failure to perform any of its obligations hereunder or by reason of Landlord’s having provided Tenant with additional services hereunder) shall be abated proportionately as to the portion of the Premises rendered untenantable during the period of such untenantability. All such repairs shall be made at the expense of Landlord, subject to Tenant’s responsibilities set forth herein. Landlord shall not be liable for interruption to Tenant’s business or for damage to or replacement or repair of Tenant Improvements, Tenant’s Personal Property or Alterations, all of which damage, replacement or repair shall be undertaken and completed by Landlord, at Tenant’s expense. Notwithstanding the foregoing, Landlord shall make commercially reasonable efforts to avoid disruption of Tenant’s business.

          16.2. Landlord’s Option to Terminate Lease. If the Premises are (a) rendered wholly untenantable, or (b) damaged as a result of any cause which is not covered by Landlord’s insurance, or if the Building is damaged to the extent of fifty percent (50%) or more of the Rentable Area, or if, for reasons beyond Landlord’s control or by virtue of the terms of any financing of the Building, sufficient insurance proceeds are not available for the reconstruction or restoration of the Building or Premises, then, in any such events, Landlord may elect to terminate this Lease by giving to Tenant notice of such election within ninety (90) days after the occurrence of such event, or after the insufficiency of such proceeds becomes known to Landlord, whichever is applicable. If such notice is given, the rights and obligations of the parties shall cease as of the date set forth in such notice, and the Basic Rent and Additional Rent (other than any Additional Rent due Landlord either by reason of Tenant’s failure to perform any of its obligations hereunder or by reason of Landlord’s having provided Tenant with additional services hereunder) shall be adjusted as of the date of such termination.

     If, within the ninety (90) day period set forth above, Landlord shall not have made an election to rebuild or to terminate this Lease as provided in the preceding paragraph, then Tenant may elect to terminate this Lease by giving to Landlord notice of such election within thirty (30) days following the expiration of such ninety (90) period. If Landlord shall have made, within the ninety (90) day period set forth above, an election to rebuild, and then such Casualty is not repaired by Landlord as set forth in Section 16.1 (other than by virtue of a cause or delay caused by a Force Majeure or by Tenant) within one hundred eighty (180) days after the date of Landlord’s notice to Tenant electing to rebuild, then Tenant may elect to terminate this Lease by giving to Landlord notice of such election within thirty (30) days following the expiration of such one hundred eighty (180) day period. In either case, if such notice of termination is given by Tenant, the rights and obligations of the parties shall cease as of the date set forth in such notice, and the Basic Rent and Additional Rent (other than any Additional Rent due Landlord either by reason of Tenant’s failure to perform any of its obligations hereunder or by reason of Landlord’s having provided Tenant with additional services hereunder) shall be adjusted as of the date of such termination.

          16.3. Demolition of the Building. If the Building shall be so substantially damaged that it is reasonably necessary, in Landlord’s judgment, to demolish the Building for the purpose of reconstruction, Landlord may demolish the same, in which event the Lease shall terminate and the Basic Rent and Additional Rent shall be abated to the same extent as if the Premises were rendered untenantable by a Casualty.

          16.4. Insurance Proceeds. If Landlord does not elect to terminate this Lease pursuant to Section 16.2, Landlord shall, subject to the terms of any Mortgage, disburse and apply any insurance proceeds received by Landlord to the restoration and rebuilding of the Building in accordance with Section 16.1 hereof. All insurance proceeds payable from Landlord’s insurance with respect to the Premises and the Building shall belong to and shall be payable to Landlord.

     17. CONDEMNATION.

          17.1. Termination. If either the entire Premises or the Building shall be acquired or condemned by any governmental authority under its power of eminent domain for any public or quasi-public use or purpose, this Lease shall terminate as of the date of vesting or acquisition of title in the condemning authority and the Rents hereunder shall be abated on that date. If less than the whole but more than fifty percent (50%) of the Rental Area of the Premises or more than fifty percent (50%) of the Rentable Area of the Building (even if the Premises are unaffected) or such portion of the Common Facilities as shall render the Premises or the Building untenantable should be so acquired or condemned, Landlord and Tenant shall each have the option to terminate this Lease by notice given to the other within ninety (90) days of such taking. In the event that such a notice of termination is given, this Lease shall terminate as of the date of vesting or acquisition of title in the condemning authority and the rents hereunder shall be abated on that date. If (a) neither Landlord nor Tenant shall exercise their respective options to terminate this Lease, as hereinabove set forth, or (b) some lesser portion of the Premises or the Building, which does not give rise to a right to terminate pursuant to this Section, is taken by the condemning authority, this Lease shall continue in force and effect, but from and after the date of the vesting of title in the condemning authority, the Basic Rent payable hereunder during the unexpired portion of the Term shall be reduced in proportion to the reduction in the total Rental Area of the Premises, and any Additional Rent (other than Additional Rent due Landlord by reason of Tenant’s failure to perform its obligations hereunder) payable pursuant to the terms hereof shall be adjusted to reflect the diminution of the Premises and/or the Building, as the case may be.

          17.2. Rights to Award. Tenant shall have no claim against Landlord arising out of the taking or condemnation, or arising out of the cancellation of this Lease, or for any portion of the amount that may be awarded as damages as a result of any taking or condemnation, or for the value of any unexpired potion of the Term, or for any property lost through condemnation, and Tenant hereby assigns to Landlord all its rights, title and interest in and to any such award; provided, however, that, in the event of a total taking, Tenant may assert any claim it may have against the condemning authority for compensation for Tenant’s Personal Property lost thereby and for any relocation as may be allowed in the condemnation proceedings provided that such awards shall be made in addition to, and stated separately from, the award made for the Building, the Center and the Premises. Landlord shall have no obligation to contest any taking or condemnation.

     18. DEFAULT PROVISIONS AND REMEDIES.

          18.1. Events of Default. Each of the following shall be deemed an “Event of Default” by Tenant under this Lease:

               18.1.1. Failure of Tenant to pay Basic Rent, any Additional Rent, or any other sum required to be paid under the terms of this Lease, including late charges, on the date when due hereunder which failure continues more than five (5) days following written notice; provided, however, if Tenant shall default in the payment of Basic Rent, any Additional Rent, or any other sum required to be paid under the terms of this Lease two (2) or more times in any twelve (12) month period, then notwithstanding such defaults have each been cured by Tenant, any further failure of Tenant to pay Basic Rent, any Additional Rent, or any other sum required to be paid under the terms of this Lease, including late charges, within five (5) days of the date when due (without any requirement of Landlord to provide written notice) shall be deemed an Event of Default without the ability to cure;

               18.1.2. Failure by Tenant to perform or observe any other term, covenant, agreement or condition of this Lease, on the part of Tenant to be performed, for a period of ten (10) business days after notice thereof from the Landlord, unless such performance shall reasonably require a longer period, in which case Tenant shall not be deemed in default if Tenant commences the required performance promptly and thereafter pursues and completes such action diligently and expeditiously; and in any event within not more than seventy-five (75) days; provided, however, if Tenant shall default in the performance or observance of any such term, covenant, agreement or condition of this Lease two (2) or more times in any twelve (12) month period, then notwithstanding such defaults have each been cured by Tenant, any further similar default shall be deemed an Event of Default without the ability to cure;

               18.1.3. The filing of a tax lien in an amount in excess of $10,000, against any property of Tenant which is not bonded or discharged within thirty (30) days of the date such lien is filed;

               18.1.4. Vacating or abandonment of the Premises by Tenant;

               18.1.5. The commencement of any action or proceeding for the dissolution or liquidation of Tenant or for the appointment of a receiver or trustee of the property of Tenant, whether instituted by or against Tenant, if not bonded or discharged within thirty (30) days of the date of the commencement of such proceeding or action, and for purposes of this Section the word “Tenant” shall also include any guarantor of Tenant’s obligations under this Lease;

               18.1.6. The making by Tenant of an assignment for the benefit of creditors;

               18.1.7. The sale of Tenant’s interest in the Premises under attachment, execution or similar legal process;

               18.1.8. The failure of Tenant to vacate the Premises upon the expiration of the Term, or the earlier termination thereof pursuant to the other provisions hereof (subject to the terms of Section 20); or

               18.1.9. The filing of a voluntary or involuntary petition proposing the adjudication of Tenant or any guarantor of Tenant’s obligations hereunder as a bankrupt or an insolvent, or the reorganization of Tenant or any such guarantor, or an arrangement by Tenant or any such guarantor with its creditors, whether pursuant to the United States Bankruptcy Code or any similar federal or state proceedings, unless such petition is filed by a party other than Tenant or any such guarantor and is withdrawn or dismissed within thirty (30) days after the date of filing.

          18.2. Landlord’s Remedies for Default. Upon the occurrence of an Event of Default, Landlord shall have the right, at its election, immediately upon such Event of Default or at any time thereafter and while any such Event of Default shall continue, to exercise one or more of the following remedies:

               18.2.1. Landlord may terminate this Lease, as well as all right, title and interest of Tenant hereunder, by giving written notice of Landlord’s intention to terminate this Lease on the date of such given notice or on any later date specified therein, whereupon, on the date specified in such notice, Tenant’s right to possession of the Premises shall cease and this Lease shall thereupon be terminated, except as to Tenant’s liability for damages as hereafter set forth, as if the expiration of the term fixed in such notice were the end of the Term originally set forth in this Lease.

               18.2.2. Landlord may re-enter the Premises, with legal process and using such force for such purposes as may be reasonably necessary, without being liable for prosecution thereof, and without being deemed guilty of any manner of trespass, and without prejudice to any remedies for arrears of Rent or preceding breach of covenants or conditions and, upon such reentry, Landlord may: (i) remove any and all of Tenant’s property at the Premises; (ii) store Tenant’s property in a public warehouse or elsewhere at the cost, risk and expense of Tenant without Landlord’s being deemed guilty of trespass or liable for any loss or damage which may occur to Tenant’s property; and (iii) upon five (5) days written notice to Tenant, which Landlord and Tenant agree is commercially reasonable, to sell at public or private sale any or all said property, whether exempt or not from sale under execution or attachment (such property being deemed charged with a lien in favor of Landlord for all Rent due hereunder), with the proceeds of sale to be applied: first, to the cost and expenses of retaking, or removal, storage, preparing for sale and sale of Tenant’s property (including reasonable attorneys’ fees); and second, to the payment of any sum due hereunder to Landlord (including Basic Rent, Additional Rent, and any other charges and damages theretofore and thereafter accruing); and third, any surplus to Tenant.

               18.2.3. Landlord may exercise any other remedy available to it at law, in equity, by statute or otherwise; and, for such purposes, Landlord shall be entitled to the benefit of all provisions of applicable city or county ordinances and public local laws and of the public general laws of the State of Maryland dealing with the speedy recovery of lands and tenements held over by tenants or proceedings in forcible entry and detainer.

          18.3. Landlord’s Right to Relet Premises. Upon any entry or re-entry by Landlord, with legal process, Landlord shall also have the right (but not the obligation) to relet all or any part of the Premises, from time to time, at the risk and expense of Tenant. No re-entry by Landlord with or without a declaration of termination shall be deemed to be an acceptance or a surrender of this Lease or as a release of Tenant’s liability for damages under the provisions of this Section. Landlord shall have the right to let or relet the Premises for a longer or shorter term than that remaining after Tenant’s default, to lease more or less area than that contained in the Premises, to lease the Premises together with other premises or property owned or controlled by Landlord, and to change the character or use of the Premises. Landlord shall be entitled to deduct from any amounts received from any such letting or reletting all reasonable costs and expenses incurred in connection with Tenant’s default, including, but not limited to, the cost to repair, restore, renovate or decorate the Premises for a new tenant, together with reasonable attorneys’ fees, real estate commissions, the cost of any legal actions brought against Tenant and any other costs reasonably incurred. No entry or re-entry by Landlord, whether resulting from summary proceedings or otherwise, nor any letting or reletting shall absolve or discharge Tenant from liability hereunder. Tenant’s liability hereunder, even if there be no letting or reletting, shall survive the issuance of any dispossess warrant, order of court terminating this Lease or any other termination based upon Tenant’s default.

          18.4. Damages. Tenant further agrees (i) notwithstanding re-entry by Landlord with or without termination pursuant to the provisions of Section 18.2, or (ii) if this Lease is otherwise terminated by reason of Tenant’s default, or (iii) if Landlord retakes possession with process of law, or re-enters with or without a declaration of termination or (iv) if Landlord following any of the foregoing events, elects to let or relet the Premises as provided in Subsection 18.3, then Tenant shall, nevertheless, in each instance, be and remain obligated to, and shall pay to Landlord as damages, upon demand, all expenses (including reasonable attorneys’ fees) of any proceedings instituted by Landlord to recover possession of the Premises or otherwise in connection with Tenant’s breach of this Lease, and the expenses of releasing the Premises, including but not limited to, any leasing commissions paid in connection therewith, plus, at the election of the Landlord, either:

               18.4.1. liquidated damages determined as of the date of termination of the Lease, in an amount equal to the excess, if any, of the sum of the aggregate Basic Rent and the aggregate Additional Rent which would have been paid over the remaining Term had this Lease not been terminated, discounted to present worth, over the then-current rental value of the Premises, for such remaining Term, as reasonably determined by Landlord or by an independent real estate appraiser selected by Landlord, discounted to present worth, and in determining such liquidated damages, the Additional Rent for each year of such remaining Term shall be assumed to equal the Additional Rent payable for the Operating Year immediately preceding the Operating Year in which the default occurs, annualized in the event that such preceding Operating Year is less than twelve (12) months, and in determining present worth, a discount rate equal to one percentage point above the discount rate then in effect at the Federal Reserve Bank in Baltimore shall be used; or

               18.4.2. damages (payable in monthly installments, in advance, on the first day of each calendar month following such termination and continuing until the date originally fixed herein for the expiration of the Term of this Lease) in amounts equal to the sum of (i) an amount equal to the installment of Basic Rent which would have been payable by Tenant for such calendar month had this Lease not been terminated plus (ii) an amount equal to one-twelfth (1/12) of the total Additional Rent payable for the Operating Year immediately preceding the Operating Year in which the default occurred, annualized to the extent that such preceding Operating Year is less than twelve (12) months, minus the rents, if any, collected by Landlord in respect to such calendar month pursuant either to re-leasing the Premises or portion thereof or from any existing subleases permitted under the terms of this Lease (after deduction from such rents of the sum of Landlord’s costs and expenses as set forth in Section 18.3). Landlord shall be entitled immediately to bring a separate suit, action or proceeding to collect any amount due from Tenant under this Subsection 18.4 for any calendar month and any such suit, action, or proceeding shall not prejudice in any way the right of Landlord to collect such amount due on account of any subsequent calendar month by similar proceeding. In no event shall Landlord be required to exercise any efforts whatsoever to re-lease the Premises.

               18.4.3. No Implied Waiver of Landlord’s Rights. The failure of Landlord to insist in any one or more instances upon the performance of any of the covenants or conditions of this Lease, or to exercise any right or privilege herein conferred shall not be construed as thereafter waiving or relinquishing Landlord’s right to the performance of any such covenants, conditions, rights or privileges, and the same shall continue and remain in full force and effect, and the waiver of one default or right shall not constitute waiver of any other default, and the receipt of any Rent by Landlord from Tenant or any assignee or subtenant of Tenant, whether the same be Rent that originally was reserved or that which may become payable under any covenants herein contained, or of any portion thereof, shall not operate as a waiver of Landlord’s right to enforce the payment of the Rent or of any of the other obligations of this Lease by such remedies as may be appropriate, and shall not waive or avoid Landlord’s right at any time thereafter to elect to terminate this Lease, on account of such assignment, sub-letting, transferring of this Lease or any other breach of any covenant or condition herein contained, unless evidenced by Landlord’s written waiver thereof. The acceptance of Rent or any other consideration by Landlord at any time shall not be deemed an accord and satisfaction, and Landlord shall have absolute discretion to apply same against any sum for any period or reason due hereunder without the same constituting a release of any other sums remaining due and unpaid.

          18.5. Mitigation of Damages. Landlord and Tenant shall each use commercially reasonable efforts to mitigate any damages resulting from a default of the other party under this Lease. Landlord’s obligation to mitigate damages after an Event of Default by Tenant under this Lease which would result in Landlord undertaking to lease the Premises to another tenant (a “Substitute Tenant”) shall be satisfied in full if Landlord undertakes to lease the Premises to a Substitute Tenant in accordance with the following criteria: (a) Landlord shall have no obligation to solicit or entertain negotiations with any other prospective tenants for the Premises until Landlord obtains full and complete possession of the Premises; (b)

Landlord shall not be obligated to offer the Premises to a prospective tenant when other premises in the Center suitable for that prospective tenant’s use are (or soon will be) available; (c) Landlord shall not be obligated to lease the Premises to a Substitute Tenant for a rental less than the current fair market rental then prevailing for similar space, nor shall Landlord be obligated to enter into a new lease under other terms and conditions that are unacceptable to Landlord under Landlord’s then current leasing policies for comparable space in the Center; (d) Landlord shall not be required to expend any amount of money to alter, remodel, or otherwise make the Premises suitable for use by a proposed Substitute Tenant unless Tenant pays any such sum to Landlord in advance of Landlord’s execution of a Substitute Lease with such tenant (which payment shall not be in lieu of any damages or other sums to which Landlord may be entitled as a result of Tenant’s default under this Lease), or Landlord, in Landlord’s sole discretion, determines that any such expenditure is financially justified in connection with entering into any such Substitute Lease. Upon compliance with the above criteria regarding the re-leasing of the Premises after an Event of Default by Tenant, Landlord shall be deemed to have fully satisfied Landlord’s obligation to mitigate damages under this Lease.

     19. PEACEFUL AND QUIET POSSESSION. Tenant, if and so long as it pays all Rent due hereunder, performs and observes the other terms and covenants to be performed and kept by it as provided in this Lease, shall have the peaceable and quiet possession of the Premises during the Term free of any claims of Landlord or anyone lawfully claiming by, through or under Landlord, subject, however, to the terms of this Lease and to matters of public record existing as of the date of this Lease.

     20. HOLDING OVER. Tenant agrees to vacate the Premises at the end of the Term, and Landlord shall be entitled to the benefit of all summary proceedings to recover possession of the Premises at the end of the Term, as if statutory notice had been given. If Tenant remains in possession of the Premises after the expiration of the Term, such action shall not renew the Lease by operation of law and nothing herein shall be deemed as a consent by Landlord to Tenant’s remaining in the Premises. If Tenant fails to vacate the Premises as required, Landlord may for the first month of any such holdover consider Tenant as either (i) a “Tenant-at-Will” liable for the payment of 150% of the Basic Rent payable at the end of the Term or (ii) as a “Tenant-Holding-Over” liable for an amount equal to the actual damages incurred by Landlord as a result of Tenant’s holding over, including attorney’s fees, but excluding incidental, prospective and consequential damages, but in no event shall such amount be less than the amounts of (a) 150% of the Basic Rent payable at the end of the Term and (b) the Additional Rent reserved hereunder applicable to the period of the holdover. If Tenant fails to vacate the Premises as required after the foregoing one (1) month period, Landlord may consider Tenant as either (i) a “Tenant-at-Will” liable for the payment of 150% of the Basic Rent payable at the end of the Term or (ii) as a “Tenant-Holding-Over” liable for an amount equal to the actual damages incurred by Landlord as a result of Tenant’s holding over, including, without limitation, all incidental, prospective and consequential damages and attorney’s fees, but in no event shall such amount be less than the amounts of (a) 150% of the Basic Rent payable at the end of the Term and (b) the Additional Rent reserved hereunder applicable to the period of the holdover. In any of the foregoing events, all other covenants of this Lease shall remain in full force and effect.

     21. LANDLORD’S ACCESS TO PREMISES. Landlord and its agents may at any reasonable time with reasonable prior notice and without incurring any liability to Tenant, other than liability for personal injuries and damages resulting solely from the negligence of Landlord or its agents, enter the Premises to inspect the Premises or to make alterations or repairs or for any purpose which Landlord considers necessary for the repair, operation, or maintenance of the Building; provided, however, that in the case of an emergency, Landlord may enter the Premises at any time. Tenant shall allow the Premises to be exhibited by Landlord (a) at any time to any representative of a lender or to any prospective purchaser of the Building or Landlord’s interest therein or (b) within six (6) months of the end of the Term to any persons who may be interested in leasing the Premises.

     22. Intentionally omitted.

     23. LIMITATION ON LANDLORD LIABILITY. The term “Landlord” as used in this Lease shall mean only the owner or the Mortgagee or its trustees, as the case may be, then in possession of the Property so that in the event of any transfer by Landlord of its interest in the Property, the Landlord in possession immediately prior to such transfer shall be, and hereby is, entirely released and discharged from all covenants, obligations and liabilities of Landlord under this Lease accruing after such transfer. In consideration of the benefits accruing hereunder, Tenant, for itself, its successors and assigns, covenants and agrees that, in the event of any actual or alleged failure, breach of default hereunder by the Landlord, and notwithstanding anything to the contrary contained elsewhere in this Lease, the remedies of Tenant under this Lease shall be solely and exclusively limited to Landlord’s interest in the Property and insurance proceeds and condemnation proceeds with respect thereto.

     24. Intentionally Omitted.

     25. NOTICE OF DEFAULT TO LANDLORD AND MORTGAGEE AND RIGHT TO CURE. If Landlord shall fail to perform any covenant, term or condition of this Lease required to be performed by Landlord, Tenant shall give, by registered mail, a notice of default to the Landlord, which shall specifically set forth the nature of the non-performance by the Landlord and shall give the Landlord thirty (30) days within which to cure such default or non-performance. Said notice of default shall be a condition precedent to the institution by Tenant of any judicial proceedings for non-performance or default against the Landlord. Tenant agrees to give any Mortgagee, by registered mail, a copy of any notice of default served upon the Landlord, provided that prior to such notice, Tenant has been notified, in writing, of the address of such Mortgagee. Tenant further agrees that if Landlord shall fail to cure such default within the time provided for in this Lease, then the Mortgagee shall have an additional thirty (30) days in which to cure such default or, if such default cannot be cured within that time, then such additional time as may be necessary if within such thirty (30) days, a Mortgagee has commenced and is diligently pursuing the remedies necessary to cure such default (including, but not limited to commencement of foreclosure proceedings, if necessary to effect such cure), and in any event within not more than seventy-five (75) days (except in the event of foreclosure proceedings), and this Lease shall not be terminated while such remedies are being so diligently pursued.

     26. SUBORDINATION AND ATTORNMENT.

          26.1. Subordination and Attornment. This Lease and all rights of Tenant hereunder are and shall be subject and subordinate in all respects to: (i) all present and future ground leases, operating leases, superior leases, overriding leases and underlying leases and grants of term of the Center and the Building or any portion thereof (collectively, including the applicable items set forth in Subdivision (iv) of this Section, the “Superior Lease”, and the party then exercising the rights of landlord thereunder being referred to herein as the “Superior Lessor”); (ii) all mortgages and building loan agreements, including leasehold mortgages and spreader and consolidation agreements, which may now or hereafter affect the Center, the Building or the Superior Lease (collectively, including the applicable items set forth in Subdivisions (iii) and (iv) of this Section, the “Superior Mortgage”, and the party then exercising the rights of mortgagee, beneficiary or secured party thereunder being referred to herein as the “Superior Mortgagee”) whether or not the Superior Mortgage shall also cover other lands or buildings or leases except that a mortgage on the Center only shall not be a Superior Mortgage so long as there is in effect a Superior Lease which is not subordinate to such mortgage: (iii) each advance made or to be made under the Superior Mortgage; and (iv) all renewals, modifications, replacements, supplements, substitutions and extensions of the Superior Lease and the Superior Mortgage and all spreaders and consolidations of the Superior Mortgage. The provisions of this Section shall be self-operative and no further instrument of subordination shall be required. In confirmation of such subordination, Tenant shall promptly execute and deliver, at its own cost and expense, any instrument, in recordable form if requested, that Landlord, the Superior Lessor or the Superior Mortgagee may reasonably request to evidence such subordination. The Superior Mortgagee may elect that this Lease shall have priority over its Superior Mortgage and, upon notification by the Superior Mortgagee to Tenant, this Lease shall be deemed to have priority over such Superior Mortgage, whether this Lease is dated prior to or subsequent to the date of such Superior Mortgage. If, at any time prior to the termination of this Lease, the Superior Lessor or the Superior Mortgagee or any person, or the Superior Lessor’s or Superior Mortgagee’s or such person’s successors or assigns (the Superior Lessor, Superior Mortgagee and any such person or successor or assign being herein collectively referred to as “Successor Landlord”) shall succeed to the rights of Landlord under this Lease through possession or foreclosure or delivery of a new lease or deed or otherwise, Tenant agrees, at the election and upon request of any such Successor Landlord, to fully and completely attorn to and recognize any such Successor Landlord, as Tenant’s landlord under this Lease upon the then-executory terms of this Lease; provided such Successor Landlord shall agree in writing to accept Tenant’s attornment. The foregoing provisions of this Section shall: (i) inure to the benefit of any such Successor Landlord; (ii) apply notwithstanding that, as a matter of law, this Lease may terminate upon the termination of the Superior Lease; (iii) be self-operative upon any such demand; and (iv) require no further instrument to give effect to said provisions. Tenant, however, upon demand of any such Successor Landlord agrees to execute, from time to time, instruments to evidence and confirm the foregoing provisions of this Section, reasonably satisfactory to any such Successor Landlord, acknowledging such attornment and setting forth the terms and conditions, of its tenancy. Upon such attornment this Lease shall continue in full force and effect as a direct lease between such Successor Landlord and Tenant upon all of the then-executory terms of this Lease except that such Successor Landlord shall not be: (i) liable for any previous act or omission or negligence of Landlord under this Lease; (ii) subject to any counterclaim, defense or offset, not expressly provided for in this Lease and asserted with reasonable promptness, which theretofore shall have accrued to Tenant against Landlord; (iii) obligated to perform any Tenant Improvements or other work with respect to the Premises; (iv) bound by any previous previous prepayment of more than one month’s Rent, unless such modification, amendment, consensual termination or prepayment shall have been approved in writing by the Superior Lessor or the Superior Mortgagee through or by reason of which the Successor Landlord shall have succeeded to the rights of Landlord under this Lease; (v) obligated to repair the Premises or the Building or any part thereof, in the event of total or substantial total damage beyond such repair as can reasonably be accomplished from the net proceeds of insurance actually made available to Successor Landlord; (vi) obligated to repair the Premises or the Building or any part thereof, in the event of partial condemnation beyond such repair as can reasonably be accomplished from the net proceeds of any award actually made available to Successor Landlord, as consequential damages allocable to the part of the Premises or the Building not taken; or (vii) liable for the return of any Security Deposit unless such Security Deposit has been delivered to Successor Landlord by Landlord or is in an escrow fund available to Successor Landlord. Nothing contained in this Section shall be construed to impair any right otherwise exercisable by any such owner, holder or lessee.

     Within a reasonable period of time following the complete execution of this Lease and, as appropriate, after the placement of all future mortgages, Landlord shall obtain, from all Superior Mortgagees and Superior Lessors, one of more agreements of nondisturbance in favor of the Tenant, such that, if, at any time prior to the termination of this Lease, the Superior Lessor or the Superior Mortgagee or any person, or the Superior Lessor’s or Superior Mortgagee’s or such person’s successors or assigns (the Superior Lessor, Superior Mortgagee and any such person or successor or assign being herein collectively referred to as “Successor Landlord”) shall succeed to the rights of Landlord under this Lease through possession or foreclosure or delivery of a new lease or deed or otherwise, then Tenant’s rights under this Lease shall not be disturbed and shall remain in full force and effect for the Term so long as Tenant timely performs and observes all of the terms, covenants and conditions of this Lease to be performed or observed by it, subject to the notice and cure periods set forth herein, and provided that Tenant agrees to attorn to the Successor Landlord upon any such foreclosure or sale or re-leasing and recognize such Successor Landlord as the Landlord under this Lease. Such agreement or agreements of nondisturbance shall take such form as Tenant and such Superior Mortgagees or Superior Lessors shall agree, but Landlord’s obligation shall be limited to obtaining such agreements of nondisturbance in the form or forms customarily agreed to by such Superior Mortgagees or Superior Lessors. Landlord shall have no obligation to negotiate the form of any agreement of nondisturbance if Tenant and any Superior Mortgagee or Superior Lessor disagree with respect to the form or content of a proposed agreement of nondisturbance. The obligations of Landlord and Tenant under this Lease shall not be impaired if Tenant and any such Superior Mortgagee or Superior Lessor disagree as to the form or content of any nondisturbance agreement which is offered to Tenant by any such Superior Mortgagee or Superior Lessor.

          26.2. Modifications to Lease; Rights of Superior Mortgagee, Superior Lessor. Landlord hereby notifies Tenant that this Lease may not be cancelled or surrendered, or modified or amended so as to reduce the Rent, shorten the Term or adversely affect in any other respect to any material extent the rights of Landlord hereunder and that Landlord may not accept prepayments of any installments of Rent except for prepayments in the nature of security for the performance of Tenant’s obligations hereunder without the consent of the Superior Lessor and the Superior Mortgagee in each instance, except that said consent shall not be required to the institution or prosecution of any action or proceedings against Tenant by reason of an Event of Default. Tenant shall not do or suffer or permit anything to be done which would constitute a default under the Superior Mortgage or the Superior Lease or cause the Superior Lease to be terminated or forfeited by virtue of any rights of termination or forfeiture reserved or vested in the Superior Lessor. If any act or omission by Landlord would give Tenant the right, immediately or after lapse of time, to cancel or terminate this Lease or to claim a partial or total eviction, Tenant will not exercise any such right until: (i) it has given written notice of such act or omission to each Superior Mortgagee and each Superior Lessor, whose name and address shall have previously been furnished to Tenant, by delivering notice of such act or omission addressed to each such party at its last address so furnished; and (ii) a reasonable period for remedying such act or omission shall have elapsed following such giving of notice and following the time when such Superior Mortgagee or Superior Lessor shall have become entitled under such Superior Mortgage or Superior Lease, as the case may be, to remedy the same (which shall in no event be less than the period to which Landlord would be entitled under this Lease to effect such remedy) provided such Superior Mortgagee or Superior Lessor shall, with reasonable diligence, give Tenant notice of intention to, and commence and continue to, remedy such act or omission or to cause the same to be remedied.

     27. ESTOPPEL CERTIFICATES. Tenant shall, without charge, at any time and from time to time, within ten (10) days after receipt of request therefor by Landlord, execute, acknowledge and deliver to Landlord a written estoppel certificate, in substantially the form of SCHEDULE D attached hereto, certifying to Landlord, Landlord’s Mortgagee(s), any purchaser of Landlord’s interest in the Building, or any other person designated by Landlord, as of the date of such estoppel certificate, among other things, the following: (a) whether Tenant is in possession of the Premises; (b) whether this Lease is in full force and effect; (c) whether there have been any amendments to this Lease, and if so, specifying such amendments; (d) whether there are then existing any set-offs or defenses against the enforcement of any rights hereunder, and if so, specifying such matters in detail; (e) the dates, if any, to which any Rent or other charges have been paid in advance and the amount of any Security Deposit held by Landlord; (f) that Tenant has no knowledge of any then existing defaults of Landlord under this Lease, or if there are such defaults, specifying them in detail; (g) that Tenant has no knowledge of any event having occurred that authorizes the termination of the Lease by Tenant, or if such event has occurred, specifying it in detail; (h) the address to which notices to Tenant under this Lease should be sent. Any such certificate may be relied upon by the person or entity to whom it is directed or by any other person or entity who could reasonably be expected to rely on it in the normal course of business; and (i) the Commencement Date of the Lease and the termination date of the Term.

     28. BROKERS, COMMISSIONS, ETC. Landlord and Tenant recognize the Brokers identified in Section 1.4 of this Lease, and Landlord agrees to pay to the Brokers the commissions and fees to which Brokers are entitled pursuant to agreements between Landlord and Brokers. Landlord and Tenant acknowledge, represent and warrant each to the other that, except as aforesaid, no broker or real estate agent brought about or was involved in the making of this Lease and that no brokerage fee or commission is due to any other party as a result of the execution of this Lease. Each of the parties hereto agrees to indemnify and hold harmless the other against any claim by any broker, agent or finder based upon the execution of this Lease and predicated upon a breach of the above representation and warranty.

     29. RECORDATION. Neither Landlord nor Tenant shall record this Lease, any amendment to this Lease or any other memorandum of this Lease without the prior written consent of the other party, which consent may be withheld in the sole discretion of either party, and, in the event such consent is given, the party requesting such consent and recording shall pay all transfer taxes, recording fees and other charges in connection with such recording. Notwithstanding the foregoing, Tenant covenants that if the recordation of this Lease shall be required by any valid governmental order, or if any governmental authority having jurisdiction shall assess and be entitled to collect transfer taxes or recordation taxes, or both such taxes on this Lease, then Tenant shall execute such acknowledgments as may be necessary to effect such recordation.

     30. RENEWAL OPTION. Tenant shall be entitled to renew this Lease for one (1) additional term of five (5) years, commencing immediately following the expiration of the original Term, on the same terms and conditions of this Lease, with the following conditions:

          30.1. Each of the following conditions must apply both at the time Tenant exercises the renewal right as well as at the renewal term commencement date: (i) the Lease must be in full force and effect and Tenant must be in possession of the Premises and paying Rent hereunder and (ii) no Event of Default shall exist.

          30.2. Tenant will give written notification to Landlord not less than nine (9) full calendar months prior to the scheduled termination date of the Term of its intention to elect to renew this Lease. Promptly following receipt of Tenant’s notification of intent, Landlord shall send Tenant a notice specifying Landlord’s proposed Basic Rent rate for the Premises (the “Offer Rate”), as determined by the Landlord with reference to the then “Fair Market Rent”. “Fair Market Rent” shall mean the rental rates (including annual adjustments during the renewal term) and other reasonable terms (including the applicable base years for Operating Costs and Taxes and any rent abatement or other concessions which may then be available) that a willing, comparable, renewal tenant with a renewal right at fair market would pay and accept and a willing, comparable landlord of a comparable office building (size, age, location and quality) would accept at arm’s length.

          30.3. Tenant shall have thirty (30) days following receipt of Landlord’s notice to inform Landlord whether it will accept a renewal of the Lease at a Basic Rent equal to the Offer Rate; provided, however, that if the parties are unable to come to agreement as to the applicable Basic Rent rate, regardless of reason, within such thirty (30) days period, Tenant may, within such thirty (30) day period rescind, by written notice to Landlord, Tenant’s notification of its intention to renew this Lease. If Tenant fails to properly rescind its notification of its intention to renew this Lease as provided in the immediately preceding sentence, then it is understood and agreed that the Basic Rent rate for the first Rental Year of the renewal term in question shall be the then “Fair Market Rent” as determined by a three broker appraisal method in accordance with the following procedure. Within fifteen (15) days following the date of Tenant’s notice rejecting Landlord’s proposed Offer Rate, Tenant and Landlord shall each select an appraiser, and the two appraisers then chosen shall select a third appraiser within ten (10) days following the identification of the parties’ respective choices of appraisers. In the event the two appraisers fail to timely appoint the third appraiser, such third appraiser shall be selected by the regional director of the chapter of the American Arbitration Association with jurisdiction over disputes arising in Baltimore, Maryland or his or her designee (the “Director”). In the event of a failure, refusal or inability of any appraiser to act, a new appraiser shall be designated in his stead by the two other appraisers, or if they fail to do so within five (5) days after such failure, refusal or inability, by the Director.

          30.4. Each appraiser shall be a licensed real estate broker in the State of Maryland (which may include licensed sales persons) who (i) shall have not less than eight (8) years experience in the field of commercial office space leasing in the Baltimore/Washington corridor, and (ii) shall not be then engaged by, or have been engaged within the preceding three (3) years by, either Landlord or Tenant. In addition, no such appraiser shall be an affiliate of any party hereto or shall have any direct or indirect financial or other business interest in any party hereto or any affiliate of any party hereto, or the Buildings. No party hereto, nor any affiliate of any party, shall have any interest in any appraiser.

          30.5. The three appraisers so chosen shall be instructed to produce written appraisals of the Fair Market Rent for the Premises, for the renewal term, within thirty (30) days following the date of selection of third appraiser and his acceptance of his task. Each appraiser shall make an independent appraisal of the Fair Market Rent, and the Fair Market Rent shall be the mean average of the two closest valuations of the three appraisers (unless the mean and the median of the three appraisals are equal, in which case the average or mean of the three appraisals shall be the Fair Market Rent). The valuation of the Fair Market Rent thus obtained shall be binding on Landlord and Tenant, subject to the terms of the second sentence of Section 30.3.

          30.6. Landlord and Tenant shall each pay the cost of the appraiser designated by them and shall divide equally the cost of the third appraiser.

          30.7. If Tenant elects to lease the Premises for the renewal term above set forth pursuant to the renewal right granted in this Section then Tenant shall execute a Lease Amendment extending the Term and confirming the new Basic Rent within thirty (30) days of receipt of an instrument of amendment from Landlord.

          30.8. Time shall be of the essence with respect to each of the provisions of this Section; if Tenant fails or refuses to provide notices or to take action as provided in this Section within the times herein set forth then the renewal right and option herein granted shall lapse and terminate.

          30.9. Following commencement of the renewal term or as soon thereafter as is practicable under all the circumstances, Landlord shall cause the Premises to be painted, at Landlord’s cost and expense. One coat of interior eggshell finish latex paint of good quality shall be applied to walls of the interior of the Premises which are currently painted; and one coat of latex semi-gloss enamel paint of good quality shall be applied to corresponding interior trim areas which are currently painted.

          30.10. No additional rights or options to renew shall be deemed to be granted.

          30.11. The provisions of this Section shall not be applicable to any sublessee or all or any part of the Premises from Tenant; nor shall these provisions be applicable to any assignee of Tenant’s interest in less than the whole of Landlord’s interest in this Lease or the Premises if Tenant shall have previously assigned part but not all of its interest in this Lease and the Premises to one assignee, or if it shall have assigned all or different parts of its inherent in the Lease and the Premises to more than one assignee.

     31. RIGHT OF FIRST OFFER WITH RESPECT TO ADDITIONAL LEASEHOLD SPACE.

          31.1 During the Term of this Lease (the “Offer Period”), Tenant shall have a continuing right of first offer (the “Right of First Offer”) to lease premises on the second floor of the Building (the “Offer Space”), such that if, during the Offer Period, the Offer Space has or will “become available” for leasing by the Landlord, then Landlord shall not lease the Offer Space to any other party unless the Offer Space has first been offered to and rejected (or deemed rejected) by Tenant. For purposes of this Section, Offer Space shall be deemed to “become available”, or to be “Available Offer Space”, when (i) the lease or leases respecting the Offer Space, and in effect as of the Commencement Date of this Lease, expires or is otherwise terminated or (ii) when, following the Commencement Date of this Lease, Landlord otherwise determines to actively market such Offer Space for lease. Offer Space shall not be deemed to “become available”, or to be deemed “Available Offer Space”

if, during the Offer Term, such space is (i) assigned or subleased by the then-current tenant of the space; or (ii) re-let by the then-current tenant of the space by renewal, extension, or renegotiation.

          31.2 Consistent with the preceding Section, Landlord shall not lease any Available Offer Space to another party unless and until Landlord has first offered the Available Offer Space to Tenant by written notice (the “First Offer Leasing Notice”). The First Offer Leasing Notice shall contain the following: (i) a description of the square footage and location of the Available Offer Space; (ii) the date on which the Landlord expects and proposes that the Available Offer Space be delivered to Tenant for incorporation into the Lease (the “Offer Space Commencement Date”); (iii) the proposed increase in Rent (as proposed in good faith) and Tenant’s Proportionate Share. Tenant shall have fifteen (15) days following the date of Landlord’s First Offer Leasing Notice within which to accept or reject the terms contained therein; and Tenant shall be deemed to have rejected the same unless within such fifteen (15) day period Tenant shall have delivered to Landlord Tenant’s unconditional written acceptance of the terms thereof.

          31.3 All of the following conditions must apply both at the time Tenant exercises the Right of First Offer as well as at the Offer Space Commencement Date: (i) the Lease must be in full force and effect and Tenant must be in possession of the Premises and paying Rent hereunder; and (ii) no Event of Default shall exist.

          31.4 If Tenant rejects or is deemed to have rejected the terms of Landlord’s First Offer Leasing Notice then Tenant’s Right of First Offer as to such Offer Space shall thereafter irrevocably lapse and terminate, and Landlord shall thereafter be free to lease the Offer Space therein described to any third-party at any time without regard to the restrictions in this Section and on whatever terms and conditions Landlord may decide in its sole discretion.

          31.5 If Tenant delivers to Landlord a timely notice of acceptance of the terms contained in Landlord’s First Offer Notice, and Landlord determines that all of the other conditions described above are satisfied, then, as of the Offer Space Commencement Date, the Available Offer Space described in Landlord’s First Offer Notice shall be deemed added to the Premises and subject to the terms and conditions in the Lease, with the exception of those Lease modifications hereinafter set forth or otherwise as agreed to by Landlord and Tenant. Within fifteen (15) days following Landlord’s receipt of Tenant’s notice of acceptance Landlord shall present to Tenant, and Tenant shall execute and re-deliver to Landlord, an amendment to Lease defining the Available Offer Space to be added to the Premises, the Offer Space Commencement Date, the changes in Rent and Tenant’s Proportionate Share, and other relevant matters. The Available Offer Space subject to such amendment shall be leased to Tenant for a rental rate equal to the then fair market rent for comparable leasehold office space in Columbia, Maryland, but in no event shall the rental rate for the Available Offer Space be less than the Basic Rent rate then payable from Tenant for the Premises. The Available Offer Space as accepted by Tenant shall be delivered to Tenant on the Offer Space Commencement Date in clean condition, free of tenants or other occupants, and in its then “as is” condition, except as otherwise agreed by Landlord and Tenant.

          31.6 The failure of Tenant to take action in any manner or time periods set forth above or the commission by Tenant of an Event of Default under the Lease shall render this Right of First Offer null and void and of no further force or effect. This Right of First Offer is personal to the Tenant and, unless Landlord shall otherwise specifically agree in writing, shall automatically lapse and terminate upon the occurrence of an assignment of the Tenant’s interest in the Lease or a sublet of all or part of Premises.

     32. OPTION TO TERMINATE. Tenant shall have the option to terminate this Lease in its entirety, on a one-time basis, effective June 30, 2010 (the “Lease Termination Date”), but only upon the satisfaction of all of the following conditions:

          32.1 Tenant must give Landlord written notice of its intention to terminate not later than July 1, 2009.

          32.2 Tenant must be paying Rent, and all Rent and obligations due through the Lease Termination Date shall continue to be paid and performed by Tenant to Landlord, and no Event of Default shall exist under the Lease, either as of the date of Tenant’s notice of election to terminate or thereafter, for the remainder of the Term.

          32.3 Tenant shall also reimburse Landlord for (i) the unamortized cost (on a straight-line basis) of all Broker’s commission paid by Landlord in connection with this Lease, plus (ii) the unamortized cost of all Tenant Improvements paid for by Landlord with respect to the Lease; such unamortized cost shall be calculated based upon an assumed amortization of all such costs over an eight (8) year period, at six percent (6%), plus (iii) the unamortized portion of the rent abated hereunder; and such sum, which shall either be set forth on SCHEDULE F which shall be attached hereto once the pricing for the Tenant Improvements has been completed or shall be set forth in a separate writing between Landlord and Tenant, shall be paid in full not later than the Lease Termination Date.

          32.4 The Premises shall be surrendered on the Lease Termination Date in the same condition as when received, Permitted Alterations, normal wear and tear and other obligations of the Landlord pursuant to this Lease excepted.

          32.5 Tenant’s breach of, or other lapse of failure of, any of the foregoing conditions of this Section shall render this lease termination option ineffective and shall void any notice of termination previously made by Tenant.

          32.6. The provisions of this Section shall not be applicable to any sublessee of all or any part of the Premises from Tenant; nor shall these provisions be applicable to any assignee of Tenant’s interest in less than the whole of Tenant’s interest in this Lease or the Premises if Tenant shall have previously assigned part but not all of its interest in this Lease and the Premises to one assignee, or if it shall have assigned all or different parts of its interest in the Lease and the Premises to more than one assignee.

     33. SATELLITE DISH AND ANTENNA. During the Term of this Lease, and so long as Tenant is in possession of the Premises and no Event of Default exists, Tenant shall be permitted to have access to the roof of the Building in order to install and maintain thereon one or more satellite dishes and/or antennae, together with the right to install and maintain related cabling between such devices and the Premises (all, collectively, the “Communications Equipment”), upon the following terms and conditions:

          33.1. All such installations shall be for the exclusive use of Tenant, solely for the transmission and reception of signals in the conduct of its business operations at the Premises for the Permitted Use. Under no circumstances whatsoever shall Tenant sell, rent, assign, sublet, license or otherwise share the Communications Equipment with or to any other person or entity, except to the extent actually and reasonably necessary to permit Tenant to conduct its business at the Premises for the Permitted Use.

          33.2. Tenant will not make any installation of Communications Equipment on or in the Building until Tenant shall have caused complete and detailed plans and specifications therefor to have been prepared, at Tenant’s expense, by an architect, engineer, or other duly qualified person, shall have submitted same to Landlord for review by Landlord and Landlord’s architects and engineers, and shall have obtained Landlord’s written approval thereof, such approval not to be unreasonably withheld, conditioned or delayed.

          33.3. Without in any way limiting the exercise of Landlord’s discretion in reviewing and approving Tenant’s request, no Communications Equipment shall be permitted to be installed if the same: (i) exceeds 6 feet in height above the surface of the Building roof, (ii) weighs more than 300 pounds, (iii) in the reasonable opinion of Landlord or Landlord’s architect or engineer, requires the installation of structural reinforcements to the Building, (iv) in the reasonable opinion of Landlord or Landlord’s architect or engineer, is likely to interfere with existing Building systems or with the transmission or reception of radio signals by existing antennae on or in the Building or on or in adjacent properties; or (v) is otherwise architecturally or aesthetically incompatible with the Building due to the proposed Communications Equipment’s design, height, bulk, shape, color scheme, finish, configuration, appearance, materials or proposed location.

          33.4. Tenant shall obtain and exhibit to Landlord at Landlord’s request copies of all requisite approvals and licenses with respect to the Communications Equipment, including, to the extent required, FCC approvals for transmitting equipment, local zoning and regulatory approval, building permits, and any architectural approvals required under restrictive covenants applicable to the Building and the Property. Landlord’s approval of Tenant’s plans and specifications for the Communications Equipment, if granted, shall not under any circumstances be deemed to imply that the same comply with, or are permitted to be installed under, any Federal, state or local laws or regulations, or private covenants, conditions and restrictions.

          33.5. Any cabling to be installed from the roof-mounted Communications Equipment to the Premises shall be shielded to prevent interference with other Building cabling or communications systems, shall be properly identified and labeled at every access point within the Building, shall be coated to comply with all applicable fire and life safety codes, and shall be installed only through approved channeling and communications closets or otherwise as approved by Landlord.

          33.6. If all required approvals, licenses and permits are granted as provided above, then Tenant shall cause the work described in such plans and specifications to be performed, at its expense, promptly, efficiently, competently and in a good and workmanlike manner by duly qualified and licensed persons or entities, without interference with or disruption to the operations of tenants or other occupants of the Building or neighboring properties. All such work shall comply strictly with the terms of Landlord’s approval, as well as with all applicable codes, rules, regulations and ordinances and shall be performed by Landlord’s designated roofing contractor or such other contractors who are approved in advance by Landlord and who carry the insurance coverage required to be carried by Tenant’s contractors as provided elsewhere in the Lease.

          33.7. If Tenant is permitted to install the Communications Equipment following Landlord’s approval, then Tenant shall notify Landlord of the date on which work is scheduled to begin and shall arrange for periodic inspections by Landlord of the job progress to insure compliance with the approved plans and specifications at no additional charge to Tenant. Landlord shall also have the right at any time before, during, or after the construction to require Tenant to furnish further reasonable assurances against mechanics’ liens including, but not limited to, releases of liens signed by all contractors, subcontractors, and suppliers, and affidavits executed by Tenant, Tenant’s contractor, or architect, that all charges for labor and materials have been paid. Tenant shall promptly pay or bond off any lien filed against the Premises, the Building or the Property for any construction performed by or on behalf of Tenant.

          33.8. From time to time during the Term, and only upon such reasonable prior notice and under such supervision as Landlord shall deem necessary or desirable to protect its interests, Tenant shall be permitted access to the roof and Common Facilities, as well as to interior Building systems areas, for the purpose of performing necessary maintenance and repairs to the Communications Equipment. Any substantial modification, alteration, substitution or addition to the Communications Equipment shall be subject to the approval provisions contained in the preceding paragraphs of this Section.

          33.9. All Communications Equipment installed by or for Tenant shall be removed from the Building upon the termination of this Lease unless Landlord and Tenant otherwise agree. If Communications Equipment is to be removed at the termination of this Lease (it being agreed however that Tenant shall not be required to remove cabling or wiring installed in connection with the Communications Equipment), then Tenant hereby agrees to cause the same to be removed and to repair all damage caused by such removal at its sole cost and expense. If Tenant is required to perform such removal and fails to remove the same, then Landlord may cause them to be removed at Tenant’s expense, and Tenant hereby agrees to reimburse Landlord for the cost of such removal, together with all and any damages which Landlord may suffer and sustain by reason of Tenant’s failure to remove the same. Tenant’s obligations to observe and perform the covenants set forth in this Subsection shall survive the expiration or earlier termination of this Lease.

          33.10. Tenant agrees to pay Landlord, upon written demand, as Additional Rent, all costs incurred by Landlord (but not exceeding $500) in connection with any actual or proposed installation of Communications Equipment, including, without limitation, the costs of investigations by Landlord and Landlord’s architects and engineers and other design professionals as to the acceptability of a proposed installation of Communications Equipment. Tenant acknowledges and agrees that the costs and expenses imposed and agreed to be paid by Tenant under this Subsection are agreed to be paid in consideration of the Landlord’s processing of the Tenant’s request, and that they are not intended as consideration for the consent to installation of Communications Equipment. Payment of such fees and costs shall under no circumstances obligate the Landlord to consent to any requested installation.

     34. MISCELLANEOUS.

          34.1. Separability. If any term or provision of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

          34.2. Applicable Law. This Lease shall be given effect and construed by application of the laws of the State of Maryland, and any action or proceeding arising hereunder shall be brought in the courts of the State of Maryland.

          34.3. Authority. Tenant represents and warrants that Tenant is duly organized and validly existing as an entity in the State noted in this Lease, that this Lease has been authorized by all necessary parties, is validly executed by an authorized officer or agent of Tenant and is binding upon and enforceable against Tenant in accordance with its terms.

          34.4. No Discrimination. Landlord requires the Building to be operated in such a manner so that all tenants and their customers, employees, licensees and invitees shall have an equal opportunity to obtain all the goods, services, accommodations, advantages, facilities and privileges of the Building without discrimination because of the race, creed, color, sex, age, national origin or ancestry. Tenant agrees not to discriminate in the conduct and operation of its business in the Premises against any person or group of persons because of the race, religion, color, sex, age, national origin or ancestry of such person or group of persons.

          34.5. Integration of Agreements. This writing is intended by the parties as a final expression of their agreement and is a complete and exclusive statement of its terms, and all negotiations, considerations and representations between the parties hereto are incorporated herein. No course of prior dealings between the parties or their agents shall be relevant or admissible to supplement, explain, or vary any of the terms of this Lease. Acceptance of, or acquiescence to, a course of performance rendered under this Lease or any prior agreement between the parties or their agents shall not be relevant or admissible to determine the meaning of any of the terms or covenants of this Lease. Other than as specifically set forth in this Lease, no representations, understandings or agreements have been made or relied upon in the making of this Lease. This Lease can only be modified by a writing signed by each of the parties hereto.

          34.6. Third Party Beneficiary. Nothing contained in this Lease shall be construed so as to confer upon any other party the rights of a third party beneficiary.

          34.7. Captions; Gender. The captions used in this Lease are for convenience only and do not in any way limit or amplify the terms and provisions hereof. As used in this Lease and where the context so requires, the singular shall be deemed in include the plural and the masculine shall be deemed to include the feminine and neuter, and vice-versa.

          34.8. Successors and Assigns. The terms, provisions and covenants contained in this Lease shall apply to, inure to the benefit of, and be binding upon the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

          34.9. WAIVER OF JURY TRIAL. LANDLORD AND TENANT HEREBY EXPRESSLY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY HERETO AGAINST THE OTHER PARTY ON ANY AND EVERY MATTER, DIRECTLY OR INDIRECTLY ARISING OUT OF OR WITH RESPECT TO THIS LEASE, INCLUDING, WITHOUT LIMITATION, THE RELATION OF LANDLORD AND TENANT, THE USE AND OCCUPANCY BY TENANT OF THE PREMISES, ANY STATUTORY REMEDY AND/OR CLAIM OF INJURY OR DAMAGE REGARDING THIS LEASE. THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES OTHER THAN LANDLORD OR TENANT. LANDLORD AND TENANT MAKE THIS WAIVER KNOWINGLY, WILLINGLY AND VOLUNTARILY. EACH PARTY REPRESENTS THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS MUTUAL WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. IF LANDLORD COMMENCES ANY PROCEEDINGS FOR THE NON-PAYMENT OF RENT, TENANT WILL NOT INTERPOSE ANY COUNTERCLAIM OF WHATEVER NATURE OR DESCRIPTION IN ANY SUCH PROCEEDING OTHER THAN MANDATORY COUNTERCLAIMS. THIS SHALL NOT, HOWEVER, BE CONSTRUED AS A WAIVER OF TENANT’S RIGHT TO ASSERT SUCH CLAIMS IN ANY SEPARATE ACTION OR ACTIONS BROUGHT BY TENANT.

          34.10. Joint and Several Liability. In the event that two (2) or more parties shall sign this Lease as Tenant, the liability of each such party to pay all Rent due hereunder and perform all the other covenants of this Lease shall be joint and several.

          34.11. Notices. All notices required or permitted to be given hereunder shall be in writing and shall be deemed given when actually received or receipt is refused. Any notice given by fax shall be promptly sent by first class mail, postage prepaid, or by nationally recognized overnight courier as well. All notices to be sent to the Tenant or Landlord shall be sent care of the Tenant’s Notice Address or Landlord Notice Address, as applicable, or to the fax number for Tenant or Landlord given in this Lease or in any other notice that either party may subsequently designate by notice to the other party pursuant hereto. Either party may, at any time, in the manner set forth for giving notices to the other, set forth a different address to which notices to it shall be delivered or sent.

          34.12. Effective Date of this Lease. Unless otherwise expressly provided, all terms, conditions and covenants by Tenant contained in this Lease shall be effective as of the date hereof in accordance with the terms of this Lease.

          34.13. Mortgagee’s Performance. Tenant shall accept performance of any of Landlord’s obligations hereunder by any Mortgagee relating to the financing of the Property.

          34.14. Mortgagee’s Liability. No Mortgagee relating to the financing of the Property not in possession of the Premises or the Building shall have any liability whatsoever hereunder.

          34.15. Schedules. Each writing or plat referred to herein as being attached hereto as a schedule or otherwise designated herein as a schedule hereto is hereby made a part hereof, with the same full force and effect as if such writing or plat were set forth in the body of this Lease.

          34.16. Amendment. This Lease may be amended by and only by an instrument executed and delivered by each party hereto. No amendments of this Lease entered into by Landlord and Tenant, as aforesaid, shall impair or otherwise affect the obligations of any guarantor of Tenant’s obligations hereunder, all of which obligations shall remain in full force and effect and pertain equally to any such amendments, with the same full force and effect as if the substance of such amendments was set forth in the body of this Lease.

          34.17. Effect of Delivery. Because the Premises are on the open market and are presently being shown, this Lease should be treated as an offer, with the Premises being subject to prior leases and such offer is subject to withdrawal or non-acceptance by Landlord or to other use of the Premises without notice. This Lease shall not be valid or binding unless and until accepted by Landlord in writing and a fully executed copy is delivered to both parties hereto.

          34.18. No Joint Venture. Any intention to create a joint venture or partnership relationship between the parties hereto is hereby expressly disclaimed.

          34.19. Zoning and License Approvals. Anything herein elsewhere contained to the contrary, this Lease and all the terms, covenants and conditions hereof are in all respects subject and subordinate to all zoning restrictions affecting the Premises, and the Building in which they are located, and the Tenant agrees to be bound by such restrictions. The Landlord further does not warrant that any license or licenses, permit or permits, which may be required for business to be conducted by the Tenant on the Premises will be granted, or, if granted, will be continued in effect or renewed, and any failure to have obtained such license or licenses, permit or permits, or any revocation thereof or failure to renew the same shall not release the Tenant from its obligations under this Lease.

          34.20. Force Majeure. If Landlord is delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes, lock outs, labor troubles, inability to procure materials, failure of power, restrictive governmental laws and regulations, riots, insurrection, war, Unavoidable Delays or other reason of a like nature, not the fault of the Landlord, in performing work or doing acts required under the terms of this Lease, then performance of such act shall be excused for the period of the delay and the period for performance of an such acts shall be extended for a period equivalent to the period of such delay.

          34.21. Landlord’s Waiver. Landlord shall, upon request by Tenant, execute such waivers of Landlord’s lien as Tenant may reasonably require with respect to Tenant’s Personal Property in the Premises, on the applicable lender’s standard form, subject to such reasonable comments and changes and Landlord may request.

     IN WITNESS WHEREOF the parties hereto have executed this Lease under their respective seals as of the day and year first above written.

WITNESS OR ATTEST:	LANDLORD:

CRESTPOINTE III, LLC, a Maryland limited liability company

/s/ Suzanne F. Cotton	By:	/s/ James Abrams	(seal)

James Abrams, Manager

WITNESS OR ATTEST:	TENANT:

COSTAR REALTY INFORMATION, INC, a Delaware corporation

/s/ Martha E. Sichol	By:	/s/ Frank Carchedi	(seal)

Acknowledgement

(TENANT CORPORATE/PARTNERSHIP ACKNOWLEDGMENT)

STATE OF __________, COUNTY OF ______________, TO WIT:

     I HEREBY CERTIFY that on this ___day of ___, 2005, before me, the undersigned authority, personally appeared ___, and such person made acknowledgement to be the ___of COSTAR REALTY INFORMATION, INC., a Delaware corporation, the within named Tenant, and that such person, as such officer or official, being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the Tenant as such officer or official.

     WITNESS my hand and official seal.

/s/ Georgeanne Murrell

Notary Public
My Commission Expires: